Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is made as of this 12th day of December, 2011, by and among ICF Consulting Group, Inc., a Delaware corporation (“Purchaser”), Scott K. Walker (“Walker”), William F. Loving (“Loving”), Thomas K. Luck, as Trustee of the John D. Whitlock 2010 Irrevocable Trust (“Whitlock”), and Hot Technology Holdings, L.L.C., a Virginia limited liability company (“HTH”) (Walker, Loving, Whitlock and HTH each, individually, an “Initial Member” and, collectively, the “Initial Members”).

R E C I T A L S

A. Ironworks Consulting, LLC, a Virginia limited liability company (the “Company”), is a provider of technology and related consulting services to government and commercial clients.

B. The Initial Members own, as of the date hereof, 100% of the issued and outstanding equity interests of the Company (the “Initial Members Interests”).

C. Prior to Closing, the Initial Members intend to cause the Company to issue additional membership interests in the Company as described on Exhibit A hereto (the “Additional Interests” and, together with the Initial Members Interests, the “Interests”) to certain employees of the Company as listed on Exhibit A (the “Additional Members” and, together with the Initial Members, the “Members”).

D. At Closing, the Members will own, and the Interests will represent, 100% of the issued and outstanding equity interests of the Company.

E. Prior to the execution of this Agreement, and as a condition to Purchaser entering into this Agreement, the Designated Employees have (i) accepted employment offers from Purchaser on mutually acceptable terms, with such employment to become effective at Closing, (ii) executed Purchaser’s standard employment documentation, and (iii) executed non-compete, non-solicitation and non-disparagement agreements, which will become effective at Closing (such documents and agreements collectively referred to herein as the “Designated Employee Agreements”).

F. Purchaser desires to purchase and acquire, and the Initial Members desire to sell, assign and transfer to Purchaser, all of the Initial Members Interests, on the terms and subject to the conditions of this Agreement.

G. Purchaser desires to purchase and acquire, and the Initial Members desire to cause the Additional Members to sell, assign and transfer to Purchaser, all of the Additional Interests, on the terms and subject to the conditions of this Agreement.

A G R E E M E N T

In consideration of the foregoing recitals and in further consideration of the respective covenants, agreements, representations and warranties contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Defined Terms. Unless otherwise defined, capitalized terms used herein shall have the following meanings:

“401(k) Plan” shall mean the Ironworks Consulting 401(k) Plan.

“Action” shall mean any action, claim, suit, litigation, proceeding, investigation, arbitration or mediation, including any administrative proceeding of or before a Governmental Entity.

“AFC” shall mean Audio Fidelity Communications Corp., a Virginia corporation, d/b/a “Whitlock”.

“AFC Exit” shall mean a sales event whereby AFC (or the assets thereof) is sold to an unaffiliated third-party, bona-fide purchaser for value whereby no Affiliate of AFC as of the date hereof is a beneficial owner, either directly or indirectly, of such purchaser.

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, Controls, is controlled by, or is under common control with, the Person referred to.

“Ancillary Agreements” shall mean the BB&T Escrow Agreement, the SunTrust Escrow Agreement, the Assignments of Membership Interests, the Conversion Agreements and the Withdrawal Agreement.

“Assets” shall mean all properties, assets and rights of any nature or kind owned by the Company, whether tangible or intangible, real or personal or mixed, wherever located.

“Assignments of Membership Interests” shall mean the assignments to be delivered by the Members at Closing substantially in the form attached hereto as Exhibit B.

“Audited Financial Statements” shall mean the Company’s 2010 audited financial statements.

“BB&T” shall mean BB&T Bank or such related entity designated thereby.

“BB&T Escrow Agreement” shall mean that certain agreement between BB&T, the Members’ Representative and Purchaser in the form attached hereto as Exhibit C.

“BB&T Escrow Amount” shall mean an amount equal to Eight Million Dollars ($8,000,000).

“Books and Records” shall mean all of the Company’s books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files), including (a) all correspondence, personnel records, payroll records, purchasing materials and records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, accounting records, accounting systems, sales order files, purchase order files, advertising materials, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and (b) all books and records acquired by the Company pursuant to any prior acquisition.

“Business Day” shall mean any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in the City of New York.

“Capital Lease Obligations” shall mean the obligations of the Company to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of the Company under GAAP and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Classified Contract” shall mean any Government Contract that involves a government classified program or that certain information that for purposes of national security has been classified at or above the level of secret.

“Closing Schedule Escrow” shall mean an amount equal to $2,000,000.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company Software” shall mean Software proprietary to the Company.

“Confidentiality Agreement” shall mean the Mutual Nondisclosure Agreement, dated July 6, 2011, between the Company and Purchaser.

“Contracts” shall mean all contracts (including all master services agreements), arrangements, licenses, leases, powers of attorney and other agreements to which the Company is subject or a party, whether express, implied, written or oral, together with any amendments, modifications and supplements thereto.

“Control” (including the terms “controlled by” and “under common control with”) shall mean the power to direct or cause the direction of the management and policies of a Person by having the legal, beneficial or equitable ownership or control, directly or indirectly, of more than fifty percent (50%) of the ownership interest of such Person.

“Copyrights” shall mean United States and foreign registered copyrights and pending applications to register the same.

“Corporate Records” shall mean the corporate records of the Company, including (i) all charter documents and operating agreement, (ii) all minutes of meetings and resolutions of members and officers, and (iii) the ownership interest books, register, register of transfer, and register of members.

“Customer Contracts” shall mean, collectively, all Government Contracts and contracts with other customers.

“Damages” shall mean any loss, Liability, damage or expense, including interest, penalties and attorneys’, accountants’ and experts’ fees and costs of investigation and defense (including the reasonable cost of time spent by employees) incurred as a result thereof.

“DCAA” shall mean the Defense Contract Audit Agency and any successor thereto.

“Debt” shall mean all (i) Liabilities for borrowed money, including indebtedness owed to any Member, former member, employee or former employee (and including any installment payment obligations, unpaid principal, premium, accrued and unpaid interest, related expenses (net of reimbursements chargeable to clients), prepayment penalties (including make whole payments and other amounts payable in connection with the prepayment of any Debt), commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) Liabilities for the payment of a deferred purchase price for goods or services (other than Accounts Payable included in the calculation of the Closing Adjustment Amount), (iii) obligations secured by an Encumbrance on any Assets or any Interests, (iv) all Capital Lease Obligations, (v) obligations, contingent or otherwise, under acceptance credit, letters of credit, performance bond or similar facilities, (vi) Liabilities of the Company evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (vii) all Liabilities of the Company arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, (viii) any deferred purchase price Liabilities of the Company related to past acquisitions, (ix) any indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to acquired property, (x) any outstanding checks or cash overdrafts, (xi) any unearned revenue, and (xii) any guaranty of any of the foregoing; provided, that none of the forgoing items will be considered Debt for the purposes of the adjustment in Exhibit 3.4, clause (h), if such item has already otherwise been included in the calculation of the Closing Adjustment Amount.

“Debt Payoff Amount” shall mean the aggregate amount owed by the Company as reflected in the Debt Schedule and Payoff Letters.

“Designated Employees” shall mean the persons listed as Designated Employees on Exhibit A.

“Disclosure Schedule” shall mean the Disclosure Schedule dated the date hereof delivered by the Initial Members to Purchaser.

“Dollars”, “dollars” or “$” shall mean United States dollars.

“EM” shall mean Fahrenheit Emerging Media, a division of The Fahrenheit Group, Inc., a Virginia corporation.

“EM Exit” shall mean a sales event whereby EM (or the assets thereof) is sold to an unaffiliated third-party, bona-fide purchaser for value whereby no Affiliate of EM as of the date hereof is a beneficial owner, either directly or indirectly, of such purchaser.

“EM Restricted Business” shall mean the provision, delivery, sale or marketing of consulting services for, directly or indirectly, (i) the design, development, implementation and maintenance of enterprise web portal and enterprise content management software, technologies, systems and solutions, and (ii) business and IT alignment services.

“Employee Benefit Plan(s)” shall mean any incentive compensation, commissions, vacation pay, unemployment benefits, holiday pay, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, legal benefits, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance or termination pay, bonus plan, profit sharing plan, stock option plan, stock purchase plan, restricted stock, stock appreciation right, phantom stock, retirement, pension, insurance, medical, dental, vision care, hospital, life insurance, disability, prescription drugs and any other employee benefit plan, agreement, arrangement, policy, program, practice or commitment maintained by the Company or any Affiliate of the Company or the Members (or with respect to which the Company participates or derives benefits), or to which the Company contributes or is required to contribute, or under which the Company may incur any Liability, which covers any present or former employee, officer, manager or director of the Company (or beneficiary, survivor or dependent thereof).

“Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, restriction, encumbrance or other right of third parties, of any kind or nature.

“Environmental, Health, and Safety Requirements” shall mean all Laws concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, and all Permits issued pursuant to such Laws and other statutory requirements.

“Escrow Agents” shall mean SunTrust and BB&T.

“Escrow Agreements” shall mean the BB&T Escrow Agreement and the SunTrust Escrow Agreement.

“Escrow Amount” shall mean the sum of the Closing Schedule Escrow and the Indemnity Escrow.

“Excess Amount” shall mean the amount, if any, by which the Closing Adjustment Amount exceeds the Estimated Adjustment Amount, which amount shall be expressed as a positive number.

“FAR” shall mean Laws under the Federal Acquisition Regulation and any agency supplements.

“GAAP” shall mean United States generally accepted accounting principles.

“Genesis” shall mean Genesis Consulting Partners, LLC, a Virginia limited liability company.

“Genesis Exit” shall mean a sales event whereby Genesis (or the assets thereof) is sold to an unaffiliated third-party, bona-fide purchaser for value whereby no Affiliate of Genesis as of the date hereof is a beneficial owner, either directly or indirectly, of such purchaser.

“Genesis Restricted Business” shall mean the provision, delivery, sale or marketing of consulting services related to (i) the design, development, implementation and maintenance of enterprise web, portal and content management software, technologies, systems and solutions, and (ii) business and IT alignment services. For clarity, business and IT alignment services shall specifically exclude (a) the design, implementation and deployment of SAP Business Process, Business Analytics and Technology solutions, and (b) Lean and Agile software development implementation and coaching.

“Government Bid” shall mean any quotation, bid or proposal made by the Company that, if accepted or awarded, would lead to a Contract with a Governmental Entity, or with a prime contractor or a higher-tier subcontractor to any Governmental Entity, for the design, manufacture or sale of products or the provision of services by the Company.

“Government Contract” shall mean any prime contract, subcontract, teaming agreement or arrangement, basic ordering agreement, letter contract, purchase order, delivery order, task order, binding bid, binding proposal or other legally binding commitment thereunder, in connection with, or relating to, Governmental Entity procurements, as well as any Contracts between the Company and either the Governmental Entity or any other prime contractor or subcontractor thereunder at any tier.

“Governmental Entity” shall mean any nation or government, including the federal, state and municipal governments of the United States, any foreign government, or supranational or international body, or quasi-governmental body, any state, local or political subdivision thereof, any court, board, tribunal, rule or regulation making entity, any administrative agency or other regulatory body, instrumentality, authority or other entity or official thereof exercising executive, legislative, judicial, regulatory or administrative functions thereof.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder.

“Incentive Plan” shall mean the Performance Interest Incentive Plan effective June 1, 2001.

“Indemnity Escrow” shall mean an amount equal to $15,000,000.

“Intellectual Property” shall mean all: (i) Patent Rights and statutory invention registrations, (ii) Trademarks, (iii) Copyrights, (iv) Software, (v) websites, domains and domain names, (vi) business and trade names, logos and designs, (vii) trade secrets and know-how, (viii) proprietary information, proprietary models, analytics, data sets, tools and other similar assets, and (ix) Contracts, licenses, sublicenses and assignments which relate or pertain to any of the foregoing.

“knowledge of the Initial Members”, “to the knowledge of the Initial Members” and similar phrases shall mean the knowledge of the Initial Members, Sally Cunningham, Marnie Bates, Mandy Lombard, Chris Cook, Bhadresh Patel, Jon Bohlman, Elisa Parkin and Andrew Wolff, including the knowledge such persons would have had if such persons had made due inquiry of the Company’s employees and their files with respect to the matters in question.

“Laws” shall mean all applicable laws, including all applicable federal, state, local, or foreign statutes, regulations, ordinances, orders, decrees, bylaws, and all policies, guidelines, notices and protocols of any Governmental Entity (to the extent that they have force of law), and any other laws or principles of common law, including those now or at any time hereafter in effect.

“Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or unaccrued, known or unknown, or contingent or liquidated.

“Licensed Intellectual Property” shall mean all Third Party Software or Intellectual Property licensed to the Company.

“Material Adverse Change” shall mean any event, circumstance, effect or change that is or would be (or could reasonably be expected to be) materially adverse to (i) the condition (financial or otherwise), operating results, operations, or business prospects of the Company, or (ii) the ability of the Initial Members to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Change shall not be deemed to include the impact of (a) changes in tax or other laws of general applicability that do not disproportionately affect the Company relative to similarly situated Persons in similar businesses, (b) changes in GAAP or regulatory accounting requirements applicable to the Company that do not disproportionately affect the Company relative to similarly situated Persons in similar businesses or (c) changes in economic conditions affecting the Company’s industry generally.

“Owned Intellectual Property” shall mean all Intellectual Property owned by the Company.

“Patent Rights” shall mean United States and foreign patents, patent applications, continuations, continuations-in-part, divisions and reissues.

“Permits” shall mean all franchises, permits, licenses, qualifications, municipal and other approvals, authorizations, orders, consents and other rights from, and filings with, any Governmental Entity relating to the conduct of the Company’s business (other than Government Contracts).

“Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a limited or unlimited liability company, a trust, an unincorporated organization, any other form of entity, a group and a Governmental Entity.

“Post-Closing Covenants” shall mean the covenants and agreements in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing.

“Post-Closing Period” shall mean, with respect to the Company, any Tax period commencing after the Closing Date, including that portion of any Straddle Period ending after the Closing Date.

“Pre-Closing Covenants” shall mean the covenants and agreements in this Agreement that by their terms apply or are to be performed in their entirety on or prior to the Closing.

“Pre-Closing Period” shall mean, with respect to the Company, any Tax period ending on or before the Closing Date, including that portion of any Straddle Period ending on the Closing Date.

“Price Reductions Clause” shall mean the provisions and text contained at 48 C.F.R. 552.238-75, Price Reductions, as set forth in the Company’s multiple award schedule Government Contract.

“Representatives” shall mean any officer, director, principal, shareholder, member, manager, partner, attorney, accountant, advisor, agent, trustee, employee or other representative of a party.

“Restricted Area” shall mean the United States.

“Restricted Business” shall mean the provision, delivery, sale or marketing of consulting services related to: (i) research, design, development, implementation, monitoring, and maintenance of web, mobile, social media, and related applications, including the use of portal, content management, search engine, and other software, technologies, systems and solutions, (ii) business intelligence and data analytics, (iii) systems integration, (iv) custom application development, (v) enterprise architecture, (vi) service oriented architecture, (vii) information technology strategy, planning, assessment, governance, and change management, (viii) strategic planning, business transformation and business process management, (ix) program and project management, and (x) creative and interactive marketing research, design, development and monitoring.

“Set-aside Contract” shall mean any Contract awarded based, in whole or in part, on size, socio-economic status or other preferential status.

“Shortfall Amount” shall mean the amount, if any, by which the Estimated Adjustment Amount exceeds the Closing Adjustment Amount, which amount shall be expressed as a positive number.

“Software” shall mean any computer program, operating system, applications system, firmware or software of any nature, whether operational, or under development, including all object code, source code, data files, rules, databases, compilations, tool sets, compilers, higher level or “proprietary” languages, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, operating procedures, technical manuals, user manuals and other documentation and materials related thereto, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature, but excluding all commercially available or off-the-shelf software, or software subject to click-through or shrink wrap agreements.

“Straddle Period” shall mean any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiaries” shall mean, with respect to any Person, any corporation, entity or other organization, whether incorporated or unincorporated, of which (i) such first Person directly or indirectly owns or Controls at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first Person is, in the case of a partnership, a general partner or, in the case of a limited liability company, a manager or managing member.

“SunTrust” shall mean SunTrust Bank, a Georgia banking corporation.

“SunTrust Escrow Agreement” shall mean that certain agreement between SunTrust, the Members’ Representative and Purchaser in the form attached hereto as Exhibit D.

“SunTrust Escrow Amount” shall mean an amount equal to Nine Million Dollars ($9,000,000).

“Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, capital, escheat/unclaimed property, gains, documentary, goods and services, ad valorem, fuel, excess profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or additional thereto, whether disputed or not and including any obligations to indemnify or otherwise pay, assume or succeed to the Tax Liability of any other Person pursuant to federal, state, local or foreign Law, by contract or otherwise.

“Tax Authority” shall mean, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Taxes for such entity or subdivision.

“Tax Return” shall mean any statement, estimate, designation, election, return, report, information return or other document (including any related or supporting information) filed or required to be filed with Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax and all claims for refunds of Taxes and including any amendment of any such Tax Return.

“Third Party Software” shall mean all Software owned by third parties that is licensed to the Company.

“Trademarks” shall mean United States and foreign registered trademarks, service marks and trademark rights, including all associated goodwill, and pending applications to register the foregoing.

“Transaction Expense Amount” shall mean the aggregate amount of Transaction Expenses set forth on the Transaction Expense Schedule.

“Transaction Expenses” shall mean the amount of all fees, costs and expenses incurred, payable or distributable by the Company, the Members or their respective Affiliates and to be paid by the Company in conjunction with, or as a result of, the negotiation, preparation, execution and consummation of this Agreement and the transactions contemplated thereby, including any retention amounts, bonuses, incentives and other amounts payable in connection with, or as a result of, the transactions contemplated herein, fees and expenses of attorneys and accountants, and the employer’s share of employment Taxes and/or withholding payable in connection with the payments made pursuant to this Agreement, or payment of Transaction Expenses.

“Transfer Taxes” shall mean any Taxes (other than Taxes imposed on net income or gains) imposed on the sale of the Interests, or the deemed sale of any assets of the Company, pursuant to or in connection with the transactions contemplated in this Agreement.

1.2 Other Defined Terms. The following capitalized terms shall have the meanings given to them in the Sections set forth below:

Term	Section
Accounting Firm	3.4.3
Accounts Receivable	Exhibit 3.4
Accounts Payable	Exhibit 3.4
Additional Interests	Recital C
Additional Members	Recital C
Agreement	Introduction
At Risk	4.31(j)
Balance Sheet	4.10
Bank Accounts	4.30
Base Amount	3.2
Base Backlog Report	4.27(d)
Basket	10.2(f)(i)
Cap	10.2(f)(ii)
Cash	Exhibit 3.4
Claim	10.2(c)
Claim Notice	10.2(c)
Clients	4.27(a)
Closing	3.7
Closing Adjustment Amount	Exhibit 3.4
Closing Date	3.7
Closing Payment	3.3(a)
Company	Recital A
Conversion Agreements	2.1.1
Contract Impropriety	4.31(e)(i)
Customer Advance Payments	Exhibit 3.4
Debt Schedule	6.7
Designated Employee Agreements	Recital E
DOL	4.20(e)
Estimated Adjustment Amount	3.4.1
Excluded Parties Listing	4.31(f)
EAA	4.33(b)
External Investigation	4.31(e)(iii)
Financial Statements	4.10
FCPA	4.33(a)
Fundamental Representations	10.1
GSA	4.31(m)
Guaranty	4.16.1(u)
HTH	Introduction
IGS	4.6(b)
Indemnified Party	10.2(c)
Indemnified Pre-Closing Liabilities	10.2(a)(iii)
Indemnifying Party	10.2(c)
IEEPA	4.33(b)(i)
Initial Members	Introduction
Initial Members Indemnified Persons	10.2(b)
Initial Members Interests	Recital B
Interests	Recital C
IRS	4.20(c)

Term	Section
Lease	4.29(b)
Loving	Introduction
Material Contracts	4.16.2
Members	Recital C
Members’ Representative	6.12.1
NISPOM	4.32
Non-Government Bids	4.27(b)
Objection Notice	3.4.3
Payoff Letters	6.7
PBGC	4.20(g)
Pre-Closing Period Tax Returns	11.1(a)
Preliminary Closing Schedule	3.4.2
Purchase Price	3.2
Purchase Price Cap	10.2(f)(iii)
Purchaser	Introduction
Purchaser Indemnified Persons	10.2(a)
Real Property	4.29(c)
Restricted Period	12.1(a)
Security Clearances	4.32
Suppliers	4.27(a)
Termination Date	9.1(b)
Third Party Claim	10.2(c)
Transaction Expense Schedule	6.15
Walker	Introduction
Withdrawal Agreement	7.21
Whitlock	Introduction

ARTICLE II

ADDITIONAL INTERESTS

2.1 Issuance of Additional Interests. Prior to Closing, the Initial Members shall cause the Company to issue the Additional Interests to the Additional Members as follows:

2.1.1 Prior to Closing, the Company and Initial Members shall cause the Additional Members to execute conversion agreements, in the form attached hereto as Exhibit 2.1.1, pursuant to which all optional phantom equity arrangements under the Incentive Plan will be converted into the Additional Interests (the “Conversion Agreements”).

2.1.2 The Company will not execute the Conversion Agreements, and such Conversion Agreements shall be of no force or effect, until confirmation from Purchaser that all of conditions in Article VIII of this Agreement have been satisfied or waived and the deliveries under Section 3.7.1(ii) and (iii) of this Agreement have been delivered to the Initial Members’ counsel in escrow, and Purchaser has confirmed that it has funds available to pay, and is prepared to pay, the Closing Payment and the Escrow Amount.

2.1.3 Upon the satisfaction of the conditions in Section 2.1.2, the Company will execute the Conversion Agreements and deliver such executed copies to the Additional Members.

2.2 Delivery to Purchaser. Simultaneously with the execution of this Agreement, the Initial Members shall deliver to Purchaser fully executed copies of the Conversion Agreements between the Company and the individuals listed on Exhibit 2.2. No later than seven (7) days following the date of this Agreement, the Initial Members shall deliver to Purchaser fully executed copies of the Conversion Agreements between the Company and all Additional Members (other than those listed on Exhibit 2.2).

2.3 Amounts to be Paid. The Members acknowledge that the Closing Payment represents the aggregate amount payable to them hereunder at Closing after the payment of Debt and Transaction Expenses. The Members intend to allocate the entire Escrow Amount to the Initial Members and pay the Additional Members as if the Escrow Amount had been received by the Members at Closing, as more specifically described in Exhibit 3.3. For the avoidance of doubt, the Additional Members shall not be entitled to any payment hereunder other than their allocated portion of the Closing Payment, and it is the express intention of the parties not to pay any portion of the Escrow Amount or any Excess Amount to the Additional Members.

ARTICLE III

PURCHASE AND SALE OF THE INTERESTS

3.1 Purchase and Sale of the Interests. On the terms and subject to the conditions of this Agreement, at the Closing, (i) Purchaser shall purchase from the Initial Members, and the Initial Members shall sell, transfer and assign to Purchaser, all of the Initial Members Interests, free and clear of all Encumbrances, and (ii) Purchaser shall purchase from the Additional Members, and the Initial Members shall cause the Additional Members to sell, transfer and assign to Purchaser, all of the Additional Interests, free and clear of all Encumbrances.

3.2 Purchase Price. The purchase price for the Interests (the “Purchase Price”) shall be an amount equal to One Hundred Million Dollars ($100,000,000) (the “Base Amount”), as such amount may be adjusted pursuant to Section 3.4 below.

3.3 Payment of Purchase Price. Purchaser shall pay the Purchase Price as follows:

(a) at Closing, by wire transfer, to the Members (based on the allocation set forth on Exhibit 3.3 hereto), an amount equal to (i) the Base Amount, less (ii) the Escrow Amount, less (iii) the Transaction Expense Amount, less (iv) the Debt Payoff Amount, plus (v) the Estimated Adjustment Amount, if such amount is a positive number, less (vi) the Estimated Adjustment Amount, if such amount is a negative number (the “Closing Payment”);

(b) at Closing, to BB&T Bank, the BB&T Escrow Amount to be held and disbursed pursuant to the terms of the BB&T Escrow Agreement;

(c) at Closing, to SunTrust, the SunTrust Escrow Amount to be held and disbursed pursuant to the terms of the SunTrust Escrow Agreement;

(d) at Closing, to the Persons listed on the Transaction Expense Schedule, such Persons’ respective portion of the Transaction Expense Amount as set forth on the Transaction Expense Schedule;

(e) at Closing, to the Persons listed in the Payoff Letters, such Persons’ respective portion of the Debt Payoff Amount as set forth on the Payoff Letters;

(f) the remainder of the Purchase Price shall be paid pursuant to the terms of Section 3.4 and the Escrow Agreements.

3.4 Estimate; Post-Closing Adjustment.

3.4.1 Not later than five (5) Business Days prior to the Closing Date, the Initial Members will deliver to Purchaser a statement setting forth the Initial Members’ good faith estimate of the Closing Adjustment Amount, as defined in Exhibit 3.4 hereto, as of the Closing Date and its calculation thereof, which will be prepared and determined in accordance with Exhibit 3.4 and GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles (the “Estimated Adjustment Amount”).

3.4.2 As soon as reasonably practicable following the Closing Date, but in no event more than sixty (60) calendar days after Closing, Purchaser shall prepare and deliver to the Initial Members a statement setting forth Purchaser’s preliminary calculation of the Closing Adjustment Amount as of the Closing Date (the “Preliminary Closing Schedule”), which calculation will be determined in accordance with GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles.

3.4.3 Unless the Initial Members notify Purchaser in writing, within thirty (30) calendar days after receipt of the Preliminary Closing Schedule, that the Initial Members object to the calculations contained therein, specifying in detail the basis for such objection (the “Objection Notice”), the Preliminary Closing Schedule, and Purchaser’s calculation of the Closing Adjustment Amount, shall be final and binding upon the parties. The calculations set forth in the Preliminary Closing Schedule shall not be disputed as to accounting principles, procedures or methodologies so long as the principles, procedures and methodologies used are in accordance with GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles. For thirty (30) calendar days following Purchaser’s receipt of any Objection Notice, the parties shall, in good faith, negotiate to resolve all objections set forth in the Objection Notice, and any such resolutions shall be incorporated by Purchaser into the Preliminary Closing Schedule and the calculation of the Closing Adjustment Amount. If the Initial Members and Purchaser are unable to resolve all objections set forth in the Objection Notice within thirty (30) calendar days following Purchaser’s receipt of the Objection Notice (or within such extended time period as is mutually agreed to by the parties), unresolved objections shall be referred for a final determination of such unresolved objections (but only such matters) to an accounting firm mutually acceptable to the Initial Members and Purchaser, in each case acting reasonably (the “Accounting Firm”). Purchaser and the Initial Members shall instruct the Accounting Firm to make final determination of the disputed items and to incorporate such final determination into the calculation of the Closing Adjustment Amount and any corresponding Excess Amount or Shortfall Amount in accordance with the guidelines and procedures set forth in this Agreement. Purchaser and the Initial Members shall cooperate with the Accounting Firm during the term of its engagement (including by executing an engagement letter in customary form with the Accounting Firm reflecting the terms of this Agreement and any other customary provisions mutually agreed upon by Purchaser and the Initial Members). Purchaser and the Initial Members shall instruct the Accounting Firm not to, and the Accounting Firm shall not, assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Initial Members, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Initial Members on the other hand. Purchaser and the Initial Members shall also instruct the Accounting Firm to make its determination based solely on presentations by Purchaser and the Initial Members which are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The resulting calculation of the Closing Adjustment Amount and the corresponding Excess Amount or Shortfall Amount by the Accounting Firm shall become final and binding on the parties hereto (and may be relied upon by SunTrust) on the date the Accounting Firm delivers its final resolution in writing to Purchaser and the Initial Members (which final resolution shall be requested by the parties to be delivered not more than forty-five (45) calendar days following submission of such disputed matters), and such resolution by the Accounting Firm shall not be subject to court review or otherwise appealable except in the case of fraud of the Company, one of the parties or the Accounting Firm, or willful misconduct of the Accounting Firm. The fees and expenses of the Accounting Firm shall be paid by the Initial Members, on the one hand, and Purchaser on the other hand, based on the ratio of the disputed amount not awarded to such Person to the total amount actually disputed by the Initial Members and Purchaser. For example, if the aggregate amount disputed by the Initial Members is $1,000, and if Purchaser contests only $500 of the amount disputed by the Initial Members, and if the Accounting Firm ultimately resolves the dispute by finding that the Initial Members properly disputed $300 of the $500, then the fees and expenses of the Accounting Firm will be paid 60% (i.e., 300 divided by 500) by Purchaser and 40% (i.e., 200 divided by 500) by the Initial Members. The parties agree that, from and after the Closing, the provisions of this Section 3.4.3 and the arbitration provisions contemplated hereby shall be the exclusive remedy and exclusive forum of the parties with respect to the determination of the Closing Adjustment Amount.

3.4.4 The Initial Members and Purchaser shall provide the other and their Representatives with reasonable access during normal working hours to the employees, books, records and other supporting information and documents as reasonably requested in connection with the preparation and review of the Preliminary Closing Schedule and any objections thereto.

3.4.5 In the event an Excess Amount exists, Purchaser shall remit the Excess Amount to the Initial Members pursuant to Section 3.4.6, and Purchaser and the Initial Members shall promptly (but in any event within three (3) Business Days) direct (and the Initial Members shall cause the Members’ Representative to direct) SunTrust, in accordance with the terms of the SunTrust Escrow Agreement, to remit to the Initial Members the entire Closing Schedule Escrow. In the event a Shortfall Amount exists and is less than the Closing Schedule Escrow, Purchaser and the Initial Members shall (and the Initial Members shall cause the Members’ Representative to) promptly (but in any event within three (3) Business Days) direct SunTrust, in accordance with the terms of the SunTrust Escrow Agreement, to remit (i) an amount equal to the Shortfall Amount from the Closing Schedule Escrow to Purchaser, and (ii) the remainder of the Closing Schedule Escrow to the Initial Members. In the event a Shortfall Amount exists and exceeds the Closing Schedule Escrow, Purchaser and the Initial Members shall (and the Initial Members shall cause the Members’ Representative to) promptly (but in any event within three (3) Business Days) direct the SunTrust, in accordance with the terms of the SunTrust Escrow Agreement, to remit the entire Closing Schedule Escrow to Purchaser, and the Initial Members shall remit to Purchaser an amount equal to such difference pursuant to Section 3.4.6. For the avoidance of doubt, any adjustment pursuant to this Section 3.4 shall not be applied toward the Basket. Purchaser shall not be entitled to Damages for a breach of representation, warranty, covenant or agreement with respect to Assets or Liabilities of the Company to the extent that Purchaser receives an adjustment pursuant to this Section 3.4 with respect to such Asset or Liability and, as a result of such adjustment, is compensated for such Damages.

3.4.6 Any payment required under Section 3.4.5 shall be paid in accordance with the instructions of the appropriate recipient (i) within the lesser of thirty-five (35) calendar days after delivery by Purchaser of the Preliminary Closing Schedule, or five (5) calendar days after the Initial Members notify Purchaser that they do not object to the amounts set forth on the Preliminary Closing Schedule; or (ii) if the Initial Members shall have delivered an Objection Notice to Purchaser, within five (5) calendar days following final determination of the disputed items pursuant to Section 3.4.3.

3.5 Allocation of Purchase Price. The Initial Members and Purchaser agree that the Purchase Price (as adjusted in accordance with this Agreement) and any liabilities properly taken into account under the Code shall be allocated to the assets of the Company in accordance with the tax basis of such assets as of the Closing Date, with the excess allocated to goodwill (i.e. classes VI and VII), for all Tax purposes. The Company, the Initial Members and Purchaser shall file all Tax Returns (including claims for refund) in a manner consistent with such allocation and will report any adjustment to the Purchase Price (as adjusted in accordance with this Agreement) consistent with such allocation.

3.6 Tax Treatment. The parties acknowledge and agree that, for U.S. federal and applicable state income tax purposes, pursuant to Internal Revenue Service Rev. Rul. 99-6 (and corresponding applicable state Law), the purchase by Purchaser of the Interests will be treated as a deemed liquidation of the Company and a deemed distribution of the Company’s assets to the Members followed by a deemed purchase by Purchaser of all the Company’s assets. In accordance with Rev. Rul. 99-6, the Members shall be treated as having sold partnership interests in accordance with Section 741 of the Code. Each party shall report the transaction consistently with such treatment on their respective U.S. federal and state income tax returns.

3.7 Closing. Subject to the terms and conditions hereof, the closing of the sale and purchase of the Interests (the “Closing”) shall be held at a mutually acceptable location on December 31, 2011 or on such other date as may be mutually agreed to by the parties. The date on which the Closing occurs is referred to herein as the “Closing Date.” The time at which the Closing shall be deemed to occur is 11:59 p.m. local time on the Closing Date.

3.7.1 Purchaser’s Obligations at Closing. At the Closing, Purchaser shall:

(i)	Closing Payment. Deliver to the Members the Closing Payment in accordance with Section 3.3 hereof.

(ii)	Certificate. Deliver to the Initial Members the certificate contemplated in Section 8.3.

(iii)	Escrow Agreements. Execute and deliver to the Initial Members the Escrow Agreements.

3.7.2 The Initial Members’ Obligations at Closing. At the Closing, the Initial Members shall:

(i)	Membership Interest Assignments. Deliver to Purchaser, and cause the Additional Members to deliver to Purchaser, duly executed Assignments of Membership Interests.

(ii)	Certificates. Deliver to Purchaser the certificates contemplated in Section 7.4.

(iii)	Resignations. Deliver to Purchaser written letters of resignation, effective as of the Closing, resigning their respective title, from each of the directors, officers and managers of the Company.

(iv)	Escrow Agreements. Execute and deliver to Purchaser the Escrow Agreements.

(v)	Fact Certificate. Deliver to Purchaser a certificate of fact from the Commonwealth of Virginia as to the legal existence of the Company.

(vi)	Tax Matters. The Company and the Initial Members shall furnish Purchaser affidavits, stating, under penalty of perjury, the applicable Person’s taxpayer identification number and that the applicable Person is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

(vii)	Legal Opinion. Deliver to Purchaser the executed legal opinion of Williams Mullen, the Initial Members’ counsel, in a form mutually acceptable to the respective counsel for Purchaser and the Initial Members and addressing the opinion items described on Exhibit 3.7.2(vii) hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE INITIAL MEMBERS

In connection with the execution of this Agreement, the Members have caused to be delivered the Disclosure Schedule listing items of disclosure in connection with the representations, warranties, covenants and agreements herein. Neither the specification of any dollar amount in the representations and warranties contained in the Agreement nor the inclusion of any specific item in the Disclosure Schedule shall be considered an admission by the Initial Members that such amounts, higher or lower amounts, the items so included or any undisclosed item or information of comparable or greater significance are or are not material. Headings and subheadings in the Disclosure Schedule have been inserted therein for convenience of reference only and shall to no extent have the effect of amending or changing the express description hereof as set forth in the Agreement. Disclosure in any Section of the Disclosure Schedule shall apply to the indicated Section(s) of the Agreement and to any other Section(s) of the Agreement to the extent that it is specifically cross referenced to such Section. This information in the Disclosure Schedules is subject to the confidentiality provisions of this Agreement and the Confidentiality Agreement. The Initial Members hereby jointly and severally represent and warrant to Purchaser as of the date of this Agreement and, if Closing occurs, on the Closing Date, subject to the disclosures set forth in the Disclosure Schedule to the extent as described above, as follows:

4.1 Organization and Existence. The Company is a limited liability company, duly organized and validly existing under the laws of the Commonwealth of Virginia. The Company has the requisite power and authority to own its properties and operate its business as presently conducted. The Company is qualified to do business in each jurisdiction in which the conduct of its business or the ownership or leasing of its properties makes such qualification necessary, except to the extent that the failure to obtain such qualification would not reasonably be expected to result in a Material Adverse Change. Disclosure Schedule 4.1 sets forth the jurisdictions in which the Company is qualified to do business. True and complete copies of the articles of organization and operating agreement of the Company have been delivered to Purchaser.

4.2 Authorization. The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action required to be taken by the Initial Members, the Members’ Representative (as representative for the Initial Members), and the Company who are parties to such agreements. The Initial Members, the Members’ Representative (as representative for the Initial Members), and the Company have the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which they are a party, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

4.3 Due Execution; Binding Obligations. This Agreement has been duly executed and delivered by the Initial Members. This Agreement constitutes, and the Ancillary Agreements will constitute when executed, a legal, valid and binding agreement of the Initial Members, the Members’ Representative (as representative for the Initial Members), and the Company (where such Persons are parties thereto), enforceable against the Initial Members, the Members’ Representative (as representative for the Initial Members), and the Company (where such Persons are parties thereto) in accordance with their respective terms.

4.4 Books and Records. The Books and Records are (i) maintained by the Company at office locations leased by the Company, and (ii) complete and correct in all material respects. The Company maintains a system of accounting and internal controls and procedures sufficient to insure that its (i) transactions are executed in accordance with its management’s general or specific authorization, and (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain reasonable accountability for the Company’s assets. The Books and Records have been made available to Purchaser. The Corporate Records are complete and accurate and all corporate proceedings and actions reflected in the Corporate Records have been conducted or taken in compliance with all applicable Laws and with the articles of organization and operating agreement of the Company. There are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting that could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information, and there is no fraud that involves management of the Company. The Company’s Software is sufficient to provide access to, and use of, the Books and Records.

4.5 Membership Interests. The Initial Members own, beneficially and of record, all of the Initial Members Interests, free and clear of all Encumbrances, which Initial Members Interests comprise, as of the date of this Agreement, 100% of the issued and outstanding equity interests of the Company. As of Closing the Members shall own, and upon Closing the Purchaser shall acquire, beneficially and of record, all of the Interests, free and clear of all Encumbrances, which Interests shall comprise 100% of the issued and outstanding equity interests of the Company. The Initial Members Interests were issued, and the Additional Interests will be issued, in compliance with all applicable Laws and the Interests are not, and will not be, subject to, nor were they issued, or will be issued, in violation of, any preemptive rights. Except as set forth on Disclosure Schedule 4.5, no equity interests of the Company are reserved for issuance and there are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to the capital of the Company, pursuant to which the Company is or may become obligated to issue any equity interests or any securities convertible into, exchangeable for, or evidencing the right to subscribe for, any equity interests in the Company. Except as set forth on Disclosure Schedule 4.5, there are no voting trusts, proxies or other agreements or understandings to which the Company or the Members is a party with respect to the voting of the Interests. Except for Purchaser’s right under this Agreement, no Person has any written or oral agreement, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual) capable of becoming such for (i) the purchase or acquisition from the Members of any of the Interests, or (ii) the purchase, subscription, allotment or issuance of any equity interests or other securities of the Company.

4.6 Subsidiaries.

(a) Except as set forth on Disclosure Schedule 4.6(a), the Company does not directly or indirectly own, and has not previously directly or indirectly owned, any Subsidiary or any other equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

(b) The Company formed Ironworks Government Solutions, LLC (“IGS”) on March 30, 2009. IGS was never capitalized and is, and at all prior times has been, a dormant shell entity. Except for the Company’s use of IGS’s web site to brand the Company’s government contracts business, IGS has never conducted any operations, has never owned any assets or rights and has never had or been subject to any Liabilities.

4.7 No Conflict or Violation. Except as set forth on Disclosure Schedule 4.7, neither the execution and delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will result in or has resulted in (a) a violation of, or a conflict with, the charter documents of the Company or any Member or any subscription, operating, members or similar agreements or understandings to which any of the Members or the Company is or was a party; (b) a material breach of, or a material default under (or an event which, with notice or lapse of time or both, would constitute a material default under), any contract, Encumbrance or Permit to which any Members or the Company is or was a party or by which any Member or the Company is or was bound; (c) the termination of, the acceleration of performance required by, or the creation of a right of termination, acceleration, or payment under, any contract, Encumbrance or Permit to which any Members or the Company is or was a party or by which any Member or the Company is or was bound; (d) the payment by, or the creation of any obligation (absolute or contingent) to pay on behalf of, the Company of any severance, termination, change of control, “golden parachute,” or other similar payment pursuant to any employment agreement or other Contract or the triggering of any severance notice obligation with respect to any of the employees of the Company; (e) a violation by the Company or the Members of any applicable Law; (f) a violation of any order, judgment, writ, injunction decree, or award to which the Members or the Company is a party or subject; or (g) an imposition of any Encumbrance on the Interests or any property or asset of the Company.

4.8 Consents and Approvals. Except as set forth on Disclosure Schedule 4.8, no consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Entity or regulatory authority or any other Person is required to be made or obtained by the Members or the Company (a) by virtue of the execution, delivery or performance of this Agreement; (b) to avoid the loss of any material Permit or the material breach of any Contract or the creation of an Encumbrance on any of the assets or properties of the Company as a result of the transactions contemplated hereunder; or (c) to enable Purchaser to own the Interests and continue the operations of the Company following the Closing Date as presently conducted.

4.9 Litigation. Except as set forth on Disclosure Schedule 4.9, there is no pending or, to the knowledge of the Initial Members, threatened, Action, (i) to which the Company is a party, (ii) affecting the Members or the Company which could affect the enforceability of this Agreement, or (iii) which could adversely affect any of the assets or properties of the Company, the ability of the Members to consummate the sale of the Interests contemplated by this Agreement, or the ability of the Members or the Company to perform their respective obligations under this Agreement. Neither the Company nor any Initial Members is subject to any outstanding injunction, judgment, order, decree or ruling. To the knowledge of the Initial Members, there is no existing state of facts, circumstances or contemplated event that is reasonably likely to give rise to a material Action against the Company.

4.10 Financial Statements. Attached hereto as Disclosure Schedule 4.10 are copies of (i) audited balance sheets of the Company as of December 31, 2010, December 31, 2009 and December 31, 2008 (the December 31, 2010 balance sheet referred to herein as the “Balance Sheet”), (ii) audited statements of operations and changes in members’ capital for the years then ended, (iii) audited cash flow statements for the years ended December 31, 2010 and December 31, 2009, and (iv) monthly financial statements in respect to the period January 1, 2011 through October 31, 2011 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles, from the Books and Records and present fairly and accurately, in all material respects, the financial position, results of operations and cash flows of the Company for the respective periods then ended in conformity with GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles. The Company has provided to Purchaser true and correct copies of all internal audit reports and management letters for the past three (3) years relating to the Company, including reports on internal controls.

4.11 Undisclosed Liabilities. Except as set forth on Disclosure Schedule 4.11, the Company has no Liabilities or commitments (absolute, accrued, contingent or otherwise and whether or not required to be accrued on the financial statements of the Company) except (a) Liabilities reflected on the Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the date of the Balance Sheet, and which are in nature and amount consistent with those reflected in the Balance Sheet, (c) executory obligations to provide services under Contracts entered into by the Company in the ordinary course of business that are not in respect of any breach, violation or default by the Company thereunder and (d) immaterial (individually and in the aggregate) Liabilities not required to be reflected on the Balance Sheet or the notes thereto under GAAP applied consistently with the principles reflected in the Audited Financial Statements, so long as such application is permitted in accordance with U.S. generally accepted accounting principles. As of Closing, the Company will have no Liability for borrowed money or under any Capital Lease.

4.12 Absence of Certain Changes or Events. Except as set forth on Disclosure Schedule 4.12, since December 31, 2010, the business and affairs of the Company have been conducted only in the ordinary course of business consistent with past practice and (i) there has been no Material Adverse Change, and (ii) no fact or condition exists or is contemplated or threatened which could reasonably be anticipated to result in a Material Adverse Change. Without limiting the foregoing, since December 31, 2010:

(a) The Company has not borrowed any amount (or increased any borrowing) or created, assumed, guaranteed or incurred any material expenses, Liabilities or obligations of any kind (whether contingent or otherwise), except in the ordinary course of business consistent with past practice;

(b) The Company has not (i) entered into any new Material Contract (except as disclosed on Disclosure Schedule 4.16), (ii) waived any material rights, or (iii) entered into any transactions or agreements other than in the ordinary course of business consistent with past practice;

(c) The Company has not, other than immaterial increases in salaries arising in the ordinary course of business consistent with past practices, (i) increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to any of the officers, managers, directors or employees of the Company, (ii) obligated itself to pay any bonus or other additional salary or compensation to any such officers, directors or employees or (iii) terminated any officer or other senior employee;

(d) The Company has not amended, waived, rescinded or terminated (or not renewed) any existing Material Contract, and no such Material Contract has accelerated, expired or terminated (and not been renewed) by its terms;

(e) The Company has not made or committed to make any capital expenditure (or series of related capital expenditures) that exceeds $25,000;

(f) The Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions), other than trade accounts receivable in the ordinary course of business consistent with past practices;

(g) The Company has not sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any of its assets, other than (i) the sale, transfer or disposition of obsolete or unusable assets immaterial to the Company, (ii) the payment of salaries, and (iii) the use of supplies in the ordinary course of business;

(h) The Company has not created, permitted or incurred any Encumbrance upon any of its Assets;

(i) The Company has not made any material change in the manner of conducting its business or changed any method of Tax practice, accounting or accounting practices whether for general financial or Tax purposes, or any change in depreciation or amortization policies or rates adopted therein;

(j) No material (individually or in the aggregate) asset or property used by the Company has been destroyed, damaged or otherwise lost (whether or not covered by insurance), which damage, destruction or loss exceeded $25,000, individually or in the aggregate;

(k) The Company has not failed to repay any material obligation when due;

(l) There has been no material revaluation by the Company of any of its assets or liabilities, including any material write-offs, material increases or decreases in any reserves or any material write-up of the value of property, plant, equipment or any other asset;

(m) The Company has not declared, set aside or paid any dividend or other distribution or payment (whether in cash, equity interest or property), other than cash distributions that have been paid by the Company in full;

(n) Other than the Additional Interests, the Company has not issued or committed to issue, any shares or other equity securities or obligations or any securities convertible into or exchangeable or exercisable for membership interests or other equity interests;

(o) None of the charter documents, the operating agreement or other organizational documents of the Company has been amended, revised or changed;

(p) The Company has not accelerated the collection of any Accounts Receivable, cancelled and reissued invoices to alter the invoice date for the Accounts Receivable aging report, or delayed the payment of any accounts payables;

(q) The Company has not suffered any strike, walkout, labor trouble or any other new or continued event, development or condition of similar character;

(r) No severance, retention, bonus or similar arrangement benefiting any employee or officer of the Company has been entered into;

(s) No Initial Member and, to the Initial Members’ knowledge, no other officer of the Company or Designated Employee (A) has accepted any offer of employment (or any offer for a similar contracting arrangement) from any third party, or (B) is a member of the board of directors, board of managers or similar body governing the affairs of any third party commercial enterprise;

(t) The Company has not, to the Initial Members’ knowledge, suffered any loss or threat of loss of any customer who is a party to a Material Contract; and

(u) None of the Initial Members or the Company has entered into any commitment (contingent or otherwise) to do any of the foregoing.

4.13 Properties. The Company has good, valid and marketable title to all of the property, tangible or intangible, reflected in its Books and Records as being owned by the Company, in each case free and clear of all Encumbrances. The properties and assets owned, leased or licensed by the Company comprise all properties and assets used in and/or necessary for the continued conduct of the business of the Company as now being conducted, are adequate for the purposes for which such properties and assets are currently used or held for use and, to the knowledge of the Initial Members, are in good repair and operating condition (subject to normal wear and tear). Subject to the receipt of any required consents listed in Disclosure Schedule 4.7 or 4.8, there are no assets or properties used in the conduct of the business of the Company and owned by any Person other than the Company that will not continue to be leased or licensed to the Company under valid, current leases or licenses following the Closing. Disclosure Schedule 4.13(a) contains a complete and correct list of all leases of personal property, along with a list of the assets leased thereunder. Disclosure Schedule 4.13(b) contains a complete and correct list of all Governmental Entity-owned property or Governmental Entity-furnished equipment provided under, necessary to perform the obligation under, or for which the Company could be held accountable under, the Government Contracts, and such Governmental Entity-owned property and Governmental Entity-furnished equipment are maintained by the Company in accordance with a property management system approved by the appropriate Governmental Entity. No Person has any written or oral agreement, option, understanding or commitment, or any right or privilege capable of becoming such for the purchase or other acquisition from the Company of any of its assets or properties.

4.14 Unclaimed Property. The Company has established and followed procedures to identify any unclaimed property and, to the extent required by applicable Laws, remit such unclaimed property to the respective Governmental Entity. To the knowledge of the Initial Members, the Company has no liability or obligation to remit any unclaimed property to any Governmental Entity. To the knowledge of the Initial Members, the Company’s records are adequate to permit Governmental Entities or outside auditors to confirm the representations and warranties contained in this Section 4.14.

4.15 Receivables. Disclosure Schedule 4.15 contains a summary aging schedule of all accounts receivable of the Company as of October 31, 2011. To the Initial Member’s knowledge, such accounts receivable will be collectible in full subject to any specific reserves therefore included in the Books and Records.

4.16 Contracts.

4.16.1 Disclosure Schedule 4.16.1 lists each of the following Contracts (with such Disclosure Schedule organized and divided by each subpart listed below):

(a) any Customer Contract which, including all work orders and statements of work associated therewith, (i) accounted for revenues in excess of $300,000 during the year ended December 31, 2010, or (ii) is reasonably expected to account for revenues in excess of $300,000 during the year ended December 31, 2011;

(b) any Customer Contract for which, to the Initial Members’ knowledge, the remaining cost to perform such Customer Contract, as estimated by the Initial Members’ in good faith, will exceed the amounts left to be billed under such Customer Contract assuming Purchaser operates the Company’s business on a basis generally consistent with the Company’s past practices;

(c) other than pursuant to Customer Contracts, any agreements, contracts or commitments that provide for the sale, licensing or distribution of any Intellectual Property of the Company;

(d) any independent contractor, consultant, subconsultant, subcontractor or similar agreement, contract or commitment pursuant to which the Company (i) made payments in excess of $10,000 during the year ended December 31, 2010, or (ii) reasonably expects to make payments in excess of $10,000 during the year ending December 31, 2011;

(e) any collective bargaining or union agreements, contracts or commitments with respect to the employees of the Company;

(f) any contract, agreement or commitment for or relating to any Debt;

(g) any Set-aside Contract;

(h) any advance, loan or other similar arrangement to any Person (other than trade accounts receivable in the ordinary course of business consistent with past practices);

(i) any contract or commitment (other than any Contract disclosed pursuant to subpart (d) of Disclosure Schedule 4.16.1) with a remaining obligation for the purchase of materials, supplies, goods, services, equipment or other assets that provides for annual payments by the Company of $25,000 or more;

(j) any contract or agreement providing for notice, the payment of compensation or other benefits, or creating or triggering any rights of acceleration, consent, termination, modification, cancellation, loss of rights or other rights or obligations in the event of a sale or change in control of the Company;

(k) any lease of real estate;

(l) any lease of personal property with annual lease payments in excess of $10,000;

(m) any agreement concerning an investment, partnership or joint venture;

(n) any agreement concerning confidentiality (other than Customer Contracts);

(o) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, stay or retention, or other material plan or arrangement for the benefit of its current or former directors, managers, members, officers, and employees;

(p) any agreement for the employment of any individual, whether on a full-time, part-time or other basis;

(q) any agreement to be performed relating to capital expenditures in excess of $25,000 in the aggregate;

(r) any agreements relating to the sale, transfer or disposition of any assets of the Company, other than agreements for the disposal, in the ordinary course of business, of obsolete or unusable assets immaterial to the Company;

(s) any agreement with data protection or data storage requirements (other than Customer Contracts);

(t) any agreement, contract or commitment requiring the Company to indemnify or hold harmless any Person other than any Customer Contract entered into in the ordinary course of business consistent with past practices;

(u) any guaranty or similar undertaking extended by the Company with respect to the obligations of any other Person (a “Guaranty”);

(v) any non-competition, non-solicitation or exclusive dealing agreement, including any agreement or obligation which purports to limit or restrict in any respect (i) future contracting rights or opportunities of the Company, (ii) the ability of the Company to solicit customers, including any restrictions based on conflict of interest provisions, or employees, or (iii) the manner in which, or the localities of which, all or any portion of the business of the Company can or could be conducted;

(w) any agreement providing for any uncapped or unlimited indemnification obligation or Liability;

(x) any agreement which includes any most favored customer clause;

(y) any Government Contract under which the Company is performing work “At Risk”;

(z) any agreement relating to any prior acquisition or divestiture of any assets or equity interests with respect to which any contingent payment or other obligations or Liabilities exist;

(aa) any power of attorney or other grant of authority by the Company; and

(bb) any other material agreement entered into outside of the ordinary course of the business of the Company.

4.16.2 The foregoing agreements, documents and contracts are referred to herein as “Material Contracts”. A true and correct copy of each written Material Contract has been provided to Purchaser by the Initial Members, and a description of each oral Material Contract is included on Disclosure Schedule 4.16.2.

4.16.3 All of the Material Contracts are valid, binding, in full force and effect, and enforceable by the Company in accordance with their respective terms except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors’ generally and general equity principles (regardless of whether enforceability is considered a proceeding at or in equity). Neither the Company nor, to the Initial Members’ knowledge, any other party is in material default under or in material breach or material violation of any Material Contract. To the Initial Members’ knowledge, there are no outstanding claims or disputes against the Company relating to any Material Contract nor any facts or allegations that could give rise to such a claim or dispute in the future. No Contract which is not a Material Contract is reasonably likely to result in a material Liability to the Company.

4.16.4 Except as set forth on Disclosure Schedule 4.16.4, no Customer Contract has been terminated for default since December 31, 2006. Since December 31, 2006, the Company has not received any notice terminating or indicating an intent to terminate any Customer Contract for default.

4.16.5 No competitive procurement for any Customer Contract has been limited to a pool or group of Persons based, in whole or in part, on size or socio-economic status.

4.16.6 Except as set forth on Disclosure Schedule 4.16.6, no facts exist that could give rise to a material claim for price adjustment or to any claim for a material reduction in the price of any Customer Contract.

4.16.7 Disclosure Schedule 4.16.7 sets forth the Initial Members’ good faith estimate of the remaining cost to perform the Customer Contracts listed on Disclosure Schedule 4.16.1(b), together with the amounts left to be billed under such listed Customer Contracts.

4.17 Environmental Matters.

(a) The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements in all material respects. The Company has not been required by any Governmental Entity to (i) alter any of the Real Property to be in compliance with Environmental, Health, and Safety Requirements, or (ii) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations on, about or in connection with any of the Real Property.

(b) The Company has obtained and complied with, and is in compliance with, all Permits that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business. All such Permits are in full force and effect.

(c) There is no Action pending or, to the Initial Members’ knowledge, threatened against or involving the Company in respect to any environmental matter, including any Environmental, Health, and Safety Requirement. Except as provided in the Lease, the Company has not retained or assumed, or provided any indemnification or guarantee with respect to, either contractually or by operation of law, any Liability or Contract of any other Person relating to any environmental matter, including any Environmental, Health, and Safety Requirement.

(d) The Company has not received any written or oral notice, demand, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

(e) To the knowledge of the Initial Members, no facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other Liabilities pursuant to Environmental, Health, and Safety Requirements, including any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

(f) The Initial Members have made available to Purchaser all environmental investigations, studies, audits, tests, reviews and other analyses pertaining to the Company or any property or facility now or previously owned, leased or operated by the Company that are in the possession, custody, or control of the Company or their Representatives.

4.18 Intellectual Property.

(a) Disclosure Schedule 4.18(a) sets forth a true and complete list of all Owned Intellectual Property (including Software).

(b) Disclosure Schedule 4.18(b) sets forth a true and complete list of all prior, current or future material (individually or in the aggregate) Intellectual Property rights of the Company which have been sold, transferred or assigned by the Company to any third party during the past two (2) years.

(c) Disclosure Schedule 4.18(c) sets forth a true and complete list of all Third Party Software and Licensed Intellectual Property (other than so called “off-the-shelf” products and “shrink wrap” or “click through” software licensed to the Company in the ordinary course of business). The Initial Members have made available to Purchaser true and complete copies of all licenses, sublicenses or other agreements relating to the Licensed Intellectual Property. All such licenses, sublicenses or other agreements relating to the Licensed Intellectual Property are in full force and effect, and enforceable by the Company in accordance with their respective terms, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Company nor, to the Initial Members’ knowledge, any other party to any such license, sublicense or agreement is in material breach or default thereof, and no event has occurred which, with notice or lapse of time, would constitute a material breach or default or permit termination, modification, or acceleration thereunder.

(d) Disclosure Schedule 4.18(d) identifies all licenses, sublicenses and other agreements (as licensee or licensor) that the Company is a party to relating to the Owned Intellectual Property.

(e) The Company owns each item of Owned Intellectual Property free and clear of all Encumbrances, and has full right or license to use the Owned Intellectual Property and Licensed Intellectual Property in the conduct of its business as presently conducted and there are no Intellectual Property Rights used by the Company which are owned or licensed by the Initial Members or their Affiliates (other than the Company).

(f) The Owned Intellectual Property and Licensed Intellectual Property include all of the Intellectual Property used for the conduct of the business of the Company as presently conducted.

(g) (i) All registrations for Owned Intellectual Property are in force without challenge, and all applications to register any Owned Intellectual Property are pending and in good standing, except for such issuances, registrations or applications that the Company has permitted to expire or has cancelled or abandoned in its reasonable business judgment; (ii) all necessary annuities, filing, registration, maintenance, renewal fees in conjunction with any Owned Intellectual Property have been paid; (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Owned Intellectual Property; and (iv) to the Initial Members’ knowledge, no Owned Intellectual Property Rights are presently being infringed. Upon Closing, the Company will maintain all of its right, title and interest in and to the Owned Intellectual Property, including all rights, claims and damages regarding past infringements of the Owned Intellectual Property by any third party (and the Company’s right to seek enforcement of all such rights to prevent the infringement or misappropriation thereof), free and clear of all Encumbrances.

(h) Subject to the receipt of any required consents listed in Disclosure Schedule 4.7 or 4.8, each item of Owned Intellectual Property and Licensed Intellectual Property immediately prior to the Closing will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder.

(i) There are no pending or, to the knowledge of the Initial Members, threatened (i) interferences, re-examinations, oppositions or cancellation proceedings involving any Owned Intellectual Property, or (ii) claims or litigation contesting the validity or the Company’s ownership or right to use, sell, license, distribute or dispose of the Owned Intellectual Property.

(j) To the knowledge of the Initial Members, the operations and activities of the Company do not infringe on any Intellectual Property of any other Person.

(k) In each case where the Company has acquired any material Owned Intellectual Property from any Person, the Company has obtained a valid, enforceable, and irrevocable transfer of all right, title, and interest to such Owned Intellectual Property.

(l) No Action is pending or, to the Initial Members’ knowledge, is threatened which challenges the legality, validity, enforceability, use, or ownership of any Owned Intellectual Property.

(m) The Company has not agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to any Owned Intellectual Property.

(n) To the knowledge of the Initial Members, the Company possesses (i) documentation sufficient to establish and evidence the Company’s ownership and right to utilize and modify all Owned Intellectual Property, and (ii) documentation sufficient for the creation, operation, use, maintenance and upgrade of all Owned Intellectual Property.

(o) All Persons, including the Members who have contributed to or participated in the creation or development of any Owned Intellectual Property on behalf of the Company either: (i) are a party to an agreement, including any “work-for-hire” agreement, under which the Company is deemed to be the original owner/author of all Intellectual Property rights therein; or (ii) have executed an assignment or an agreement to assign in favor of the Company of all right, title and interest in such Intellectual Property. The Company has agreements in place with all such Persons sufficient to maintain the confidentiality of the confidential Owned Intellectual Property and the Company has taken commercially reasonable actions to protect its rights in, and the secrecy of, the Owned Intellectual Property.

4.19 Employment Matters.

(a) Disclosure Schedule 4.19(a) sets forth a complete and accurate list of all the employees of the Company, whether full-time or part-time, setting forth for each employee (i) title, (ii) location of employment, (iii) original hire date, (iv) current annual base salary, (v) two (2) year salary history, (vi) current bonus targets, (vii) bonuses received over the past two (2) years, and (viii) if applicable, status as a temporary employee. Neither Purchaser nor the Company will incur any Liability for the improper classification by the Company of such employees as independent contractors or leased employees prior to the Closing or as being exempt from overtime pay.

(b) There are no collective bargaining agreements with any union or other bargaining group for any employees of the Company and the Initial Members have no knowledge of any union organizational efforts involving such employees.

(c) Disclosure Schedule 4.19(c) sets forth a list of employees who have left the Company since January 1, 2009. No current employee has indicated any present or future intention or, to the Initial Members’ knowledge, intends to terminate his or her employment with the Company or not to engage in employment with Purchaser. No Initial Member and, to the Initial Members’ knowledge, no other officer or Designated Employee of the Company has any open offer of employment (or open offer for a similar contacting arrangement) from any third party.

(d) The Company is and, during all periods for which applicable statute of limitations for potential Actions have not yet expired, has been in material compliance with all applicable Laws respecting labor, employment, industrial relations, employment practices, terms and conditions of employment and wages and hours including, (i) Laws regarding terms and conditions of employment, wages and hours, equal opportunity, affirmative action, employee benefits, plant closing and mass layoff, occupational safety and health, immigration and workers’ compensation, (ii) Laws relating to the employment of persons who are not citizens or lawful permanent residents of the United States, (iii) Laws relating to the documentation and recordkeeping of employees’ identity and work authorization, and (iv) the Service Contract Act of 1965, as amended. The Company is not and has not engaged in any unfair labor practice and is not a party to any Action involving a violation or alleged violation of any of the foregoing Laws.

(e) All amounts due or accrued due for all salary, wages, bonuses, commissions, vacation with pay, and benefits under Employee Benefit Plans have either been paid or are accurately reflected in the Books and Records. There are no outstanding assessments, penalties, fines, liens, charges, surcharges or other amounts due or owing pursuant to any applicable workplace safety or insurance Laws, and the Company has not been reassessed under such Laws during the past three years, and to the knowledge of the Initial Members, no audit of the Company is currently being performed with respect to any applicable workplace safety and insurance legislation.

(f) Except as disclosed on Disclosure Schedule 4.19(f), each of the Company’s employees has provided the Company a proper Form I9 indicating he or she is a United States citizen.

4.20 Employee Benefit Plans.

(a) Disclosure Schedule 4.20(a) hereto sets forth a list of all Employee Benefit Plans for the benefit of any employee, officer, manager, director, retiree or former employee, officer or director of, or consultant to, the Company (or beneficiary, survivor or dependent of any). The Initial Members have provided to Purchaser a true and complete copy of each such Employee Benefit Plan and each relevant brochure or summary plan description provided to employees.

(b) Except as set forth on Disclosure Schedule 4.20(b), none of Purchaser, the Initial Members or the Company is a party to, bound by, or will incur any Liability under, any severance agreement, deferred compensation agreement, stay or retention agreement, employment agreement, similar agreement, or Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement, either alone or together with another event. No employee or officer of the Company is or may become entitled to any benefits under any severance agreement, deferred compensation agreement, employment agreement, or similar agreement.

(c) Except as set forth on Disclosure Schedule 4.20(c), each Employee Benefit Plan that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is intended to be a qualified plan meets the requirements of Section 401(a) of the Code; the trust, if any, forming part of such plan is exempt from U.S. federal income tax under Section 501(a) of the Code; a favorable determination letter has been issued by the Internal Revenue Service (“IRS”) after January 1, 2002. None of the Initial Members or the Company has received any correspondence or written or verbal notice from the IRS, the U.S. Department of the Treasury, the Employee Benefits Security Administration, any participant in, or beneficiary of, an Employee Benefit Plan, or any agent representing any of the foregoing that brings into question the compliance referred to in this Section 4.20.

(d) The Company has no “leased employees” within the meaning of Section 414(n) of the Code.

(e) With respect to each Employee Benefit Plan, the Initial Members have heretofore delivered to Purchaser complete and correct copies of the following documents, where applicable: (i) the most recent annual report (Form 5500), together with schedules, as required, filed with the Department of Labor (“DOL”), and any financial statements and opinions required by Section 103(a)(3) of ERISA or, for each top-hat plan, a copy of all filings with the DOL, (ii) the most recent determination letter issued by the IRS, (iii) the most recent summary plan description and all modifications, (iv) the text of the Employee Benefit Plan and of any trust, insurance, or annuity contracts maintained in connection therewith including any and all amendments thereto, (v) the most recent actuarial report, if any, relating to the Employee Benefit Plan, and (vi) the most recent actuarial valuation, study, or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan.

(f) None of the Employee Benefit Plans is a “multiemployer plan” (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA), including a single employer plan for which the Company could incur Liability under Section 4063 or 4064 of ERISA. The Company does not maintain or contribute to or in any way directly or indirectly have any Liability (whether contingent or otherwise) with respect to any “multi-employer plan.”

(g) No Employee Benefit Plan is subject to Title IV of ERISA. No contingent or other Liability with respect to which the Company has or could have any Liability existing under Title IV of ERISA to the Pension Benefit Guaranty Corporation (the “PBGC”) or to any Employee Benefit Plan or any plan sponsored by an employee organization that provides benefits to the Company’s employees, and no assets of the Company are subject to an Encumbrance under Section 4064 or 4068 of ERISA.

(h) All contributions (including all employer contributions and employee salary reduction contributions) required to be made to or with respect to each Employee Benefit Plan with respect to the service of employees or former employees as of the Closing Date and all contributions for any period ending on or before the Closing Date that are not yet due have been made or have been accrued for in the Books and Records of the Company. Except as set forth on Disclosure Schedule 4.20(h), the assets under each Employee Benefit Plan that is an “employee pension benefit plan” (as such term is defined in ERISA Section 3(2)) equal or exceed the present value of all vested and unvested liabilities thereunder, as determined in accordance with the terms of such Employee Benefit Plan, the Code, ERISA, and to the extent applicable, PBGC methods, factors, and assumptions applicable to employee pension benefit plans on the date of such determination.

(i) Each Employee Benefit Plan has been administered in accordance with the applicable provisions of ERISA, the Code, and applicable Law and with the terms and provisions of all documents or Contracts pursuant to which such Employee Benefit Plan is maintained.

(j) The Company has no obligation to any former employee, or any current employee upon retirement, under any Employee Benefit Plan or otherwise, other than those disclosed in Disclosure Schedules 4.20(a) through 4.20(h) hereto, and any Employee Benefit Plans can be terminated as of or after Closing without resulting in any Liability to Purchaser or the Company for any additional contributions, penalties, premiums, fees, fines, Taxes, or any other charges or Liabilities.

4.21 Compliance with Laws. The Company is, and has been, in material compliance with, and has no material (individually or in the aggregate) Liability under (except for Taxes that are not yet due and payable), any and all Laws affecting the assets, properties, liabilities, condition, operations or business of the Company. The Company has not received any written notice from, or to the knowledge of the Initial Members, otherwise been advised that, any Governmental Entity or other Person is claiming any such violation or potential violation of any Law.

4.22 Permits. The Company owns, holds or possesses all Permits necessary to entitle it to own or lease, operate and use its properties and to carry on and conduct its business as currently conducted, except to the extent that the failure to obtain such a Permit would not materially impact the ongoing operations of the Company. The Company has fulfilled and performed its respective obligations under each material Permit and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default under any such Permit. No written notice of cancellation, of default or of any dispute concerning any such Permit, or of any event, condition or state of facts described in the preceding sentence, has been received by the Initial Members or the Company. There is no proceeding pending or, to the Initial Members’ knowledge, threatened to revoke, modify or otherwise fail to renew any such Permit. Each Permit is valid, subsisting and in full force and effect.

4.23 Brokers. Except in connection with the engagement of Signal Hill (whose fees shall constitute a Transaction Expense hereunder), none of the Initial Members or the Company has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

4.24 Taxes.

(a) Except as set forth on Disclosure Schedule 4.24(a), the Company has filed or caused to be filed, within the times and in the manner prescribed by applicable Tax Law, all Tax Returns which are required to be filed by, or with respect to, the Company. All such Tax Returns reflect correctly and completely all Liability for Taxes of the Company for the periods covered thereby. All Taxes payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the Financial Statements of the Company in accordance with GAAP (as Taxes payable or accrued Taxes). The Company has made adequate and timely installments of Taxes required to be made. All Taxes the Company is required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued and entered on the Books and Records of the Company. The unpaid Taxes of or with respect to the Company did not, as of the date of the most recent Financial Statements, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such Financial Statements and since the date of the Financial Statements.

(b) [This section is intentionally left blank]

(c) There are no outstanding agreements or waivers extending the statutory period of limitation or any agreement or request made of the Company providing for any extension of time for the filing applicable to any Tax Return of the Company. The Company has not received approval to make or agreed to a change in any accounting method (or any adjustment under Section 481(a) of the Code) or has any written application pending with any Tax Authority requesting permission for any such change. The Company is not bound by any contractual obligation requiring the indemnification or reimbursement of any Person with respect to the payment of any Tax.

(d) To the knowledge of the Initial Members, no claim or assertion has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes by that jurisdiction. The Initial Members have delivered to Purchaser complete and correct copies of all federal, state, provincial, local and foreign Tax Returns filed by the Company for all open years. Other than with respect to Taxes shown on Tax Returns described in this subsection, to the knowledge of the Initial Members, the Company is not subject to any Tax in any jurisdiction or by any Tax Authority.

(e) Except as set forth in Disclosure Schedule 4.24(e), no Action is pending or, to the knowledge of the Initial Members, threatened, by any Tax Authority for any audit, adjustment, examination, deficiency, assessment or collection from the Company of any Taxes; no unresolved claim for any deficiency, assessment or collection of any Taxes has been asserted against the Company and, to the knowledge of the Initial Members, no basis exists for any such Action, and the Company, to the knowledge of the Initial Members, will not be subject to any assessments, reassessments, levies, penalties or interest with respect to Taxes which will result in any Liability in respect of the Pre-Closing Period. All formal or informal Tax sharing, Tax allocation and Tax indemnity arrangements, if any, will terminate prior to Closing and the Company will have no Liability thereunder on or after Closing.

(f) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

(g) All Tax deficiencies determined as a result of any past completed audit have been satisfied. The Initial Members have delivered to Purchaser complete and correct copies of all audit reports and statements of deficiencies with respect to any Tax assessed against or agreed to by the Company for all open years. No powers of attorney or other authorizations are in effect that grant to any Person the authority to represent the Company in connection with any Tax matter or proceeding. The Company is not a party to or bound by any closing agreement or offer in compromise with any Tax Authority.

(h) No property owned by the Company (a) is property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (b) constitutes “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (c) is “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code.

(i) Disclosure Schedule 4.24(i) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for open taxable periods, and indicates those returns that have been audited. The Initial Members have delivered to Purchaser correct and complete copies of all such federal, state, local or foreign income Tax Returns, together with all examination reports, and statements of deficiencies assessed against or agreed to by the Company with respect thereto. The Company has never been a member of an affiliated group filing a consolidated, unitary or combined federal, state or local income Tax Return and has no Liability for the Taxes of any Person (other than the Company) as a transferee or successor, by contract, or otherwise.

(j) The Company has not participated in and will not participate in an international boycott within the meaning of Section 999 of the Code.

(k) The Company is not and has not been a party to either (i) any “reportable transaction,” as defined in Code Section 6707A(c)(1) or Treas. Reg. Section 1.6011-4(b) or (ii) any “listed transaction” as defined in Code Section 6707A(c)(2) or Treas. Reg. Section 1.6011-4(b)(2).

(l) Except as set forth on Disclosure Schedule 4.24(l), the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any Post-Closing Period as a result of any:

(i)	change in method of accounting for a taxable period ending or prior to the Closing Date:

(ii)	“Closing Agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date;

(iii)	installment sales or open transaction disposition made on or prior to the Closing Date; or

(iv)	prepaid amount received on or before the Closing Date.

(m) The Company and the Initial Members are not persons other than a United States person within the meaning of the Code. The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable tax treaty or convention between the United States and such foreign country.

(n) The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code or of any other provisions of the Code or any Law.

4.25 Members Services. Disclosure Schedule 4.25 sets forth a description of all services (other than employment) provided by the Initial Members or their respective Affiliates to the Company, as well as a description of all transactions and relationships between the Company on the one hand, and the Initial Members or their respective Affiliates (other than the Company) on the other, all of which occurred in the ordinary course of business. Except as provided in this Agreement, the consummation of the transactions contemplated herein will not result in any payment arising or becoming due from the Company to the Initial Members or their respective Affiliates.

4.26 Transactions with Affiliates. Except as provided in Disclosure Schedule 4.26, to the Initial Members’ knowledge, no officer, director, manager or employee of the Company, the Members or any Affiliate of the

Members owns any shares of stock or other securities (other than ownership of publicly traded securities) of, or has any other direct or indirect interest in, any Person which has a business relationship (as creditor, lessor, lessee, licensor, licensee, supplier, dealer, distributor, franchisee, customer or otherwise) with the Company. Except as provided in Disclosure Schedule 4.25, no Designated Employee, officer, director or, to the Initial Members’ knowledge, any other employee of the Company, the Members or their respective Affiliates has any business relationship (other than as an employee) with the Company. Except as provided in Disclosure Schedule 4.26, as of Closing, no current or former member, officer, director, manager or employee of the Company, or any Affiliate thereof, will owe any indebtedness to the Company.

4.27 Suppliers and Clients; Bids; Backlog; Ceiling.

(a) To the knowledge of the Initial Members, the relationship of the Company with its clients and customers (collectively “Clients”) and independent contractors, consultants, business referral sources and other similar service providers (collectively, “Suppliers”) is satisfactory. Disclosure Schedule 4.27(a) sets forth a list, for the preceding two (2) years and for the period January 1, 2011 through October 31, 2011, of (i) all of the Company’s Suppliers who supplied the Company goods or services and invoiced the Company in excess of $25,000 in the aggregate during such period by the dollar volume of services supplied, together with the aggregate value of services supplied by such Supplier, and (ii) all Clients of the Company who are parties to a Contract of the type described in Section 4.16.1(a) or 4.16.1(b) by dollar volume of goods or services purchased, and the amount purchased by each such Client. Except as set forth on Disclosure Schedule 4.27(a), none of the Suppliers or Clients listed or required to be listed on Disclosure Schedule 4.27(a) has discontinued or materially curtailed its business with the Company over the last two (2) years or, to the knowledge of the Initial Members, notified the Members or the Company of an intention to do so in the future. To the knowledge of the Initial Members, the transactions contemplated herein will not adversely affect the ongoing relationship of the Company’s business with any Supplier or Client.

(b) Non-Governmental Bids. Disclosure Schedule 4.27(b) sets forth a true and correct list of each (i) quote, (ii) bid, (iii) proposal, (iv) response to a request for proposals, or (v) application for any agreement, that has not been accepted or rejected for a contract award, other than Government Bids (the “Non-Government Bids”). The Non-Government Bids were based on the Company’s historical pricing practices and any resulting Contract and the performance thereof by the Company will not have a material negative impact on the Company or its financial results.

(c) Government Bids. Disclosure Schedule 4.27(c) sets forth true a true and correct list of each Government Bid and accurately identifies for each Government Bid complete and accurate information regarding: the project name; the contracting agency or prime contractor (as applicable); the customer agency; and the request for proposal number or other solicitation number and, (if such Government Bid is for a task order under a prime contract) the applicable prime contract number. The Government Bids were based on the Company’s historical pricing practices and any resulting Government Contract and the performance thereof by the Company will not have a material negative impact on the Company or its financial results.

(d) Disclosure Schedule 4.27(d) is a true and correct copy of the Company’s Government Contract backlog report as of October 31, 2011 (the “Base Backlog Report”). The Base Backlog Report accurately sets forth, as of October 31, 2011, (i) a true and correct list of all outstanding Government Contracts, (ii) the contract ceiling amount by Government Contract (including direct labor, subcontractor and other direct expenses), (iii) the funded contract value for each Government Contract, (iv) gross billings by Government Contract since inception and for the Company’s fiscal year to date period, (v) remaining funding or unbilled amounts by Government Contract, and (vi) pending change orders by Government Contract. Since the date of the Base Backlog Report, there have been no material changes in the information described in subparts (i) through (vi) above.

(e) The Company has not exceeded the billing ceiling on any of its active non-Government Customer Contracts and, so long as Purchaser operates the Company’s business on a basis generally consistent with the Company’s past practices, adequate ceiling value remains on each of such active Contracts to bill any unbilled accounts receivable balance and any remaining work to be performed under each such Contract, provided, however, the Initial Member’s shall not be deemed to have breached this representation and there shall not be any Damages incurred by Purchaser with respect to this representation except to the extent the aggregate of (i) all unbilled amounts, plus (ii) all uncollected amounts, in excess of non-Government Customer Contract ceilings incurred by the Company in the year where an alleged breach of this representation occurs exceeds seven percent (7%) of the annual billings for such year.

(f) The Company has not exceeded the billing ceiling on any of its active Government Contracts and, so long as Purchaser operates the Company’s business on a basis generally consistent with the Company’s past practices, adequate ceiling value remains on each of such active Contracts to bill any unbilled accounts receivable balance and any remaining work to be performed under each such Contract.

4.28 Insurance. Disclosure Schedule 4.28(a) sets forth a list and description of all policies of insurance presently held or within the past three (3) years held by or for the benefit of the Company. The Company is the sole owner and beneficiary under each such policy. All insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent, taking into account the market conditions and industries in which the Company operates and is sufficient to comply with applicable Law. All premiums for such policies have been paid and the Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with or without notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies. No notice has been received by the Initial Members or the Company from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such insurance policy. Disclosure Schedule 4.28(b) includes a true and complete list of all claims made under any such policies during the preceding three (3) years, including any claims made under any directors and officers plan.

4.29 Real Property.

(a) The Company does not own, and has not previously owned, any real property.

(b) Disclosure Schedule 4.29(b) sets forth all real property leased or subleased to or by the Company. The Initial Members have delivered to Purchaser true, correct and complete copies of each lease or sublease (each, a “Lease”) with respect to such real property. With respect to each of the Leases:

(i)	such Lease is legal, valid, binding, enforceable and in full force and effect without amendment and creates a valid leasehold estate in such leased property;

(ii)	except as set forth on Disclosure Schedules 4.7 and 4.8, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing;

(iii)	all rents and additional rents have been paid when due, no waiver, indulgence or postponement of the lessee’s obligations has been granted by the lessor, none of the Company’s possession and quiet enjoyment of the leased real property under such Lease has been disturbed and there are no disputes with respect to such Lease;

(iv)	neither the Company nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease;

(v)	no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(c) The Company’s use and occupancy of the leased real property identified in Disclosure Schedule 4.29(b) (collectively, the “Real Property”), is in compliance with all applicable Laws and all insurance requirements affecting the Real Property.

4.30 Bank Accounts. Disclosure Schedule 4.30 sets forth a true and complete list of each bank, deposit, lock-box or cash collection, management or other account, and each credit card account or program, owned or utilized by, or relating to the business conducted by, the Company (the “Bank Accounts”), including the owner of the account, the title and number of the account, the financial or other institution at which such account is located and the name of every Person authorized to draw thereon or having access thereto. All Bank Accounts will be owned by the Company following the Closing.

4.31 Government Contracts.

(a) List of Government Contracts. Disclosure Schedule 4.31(a) sets forth, by category (including a separate category for Set-aside Contracts) as of the date of this Agreement, all Government Contracts (including subcontracts) which either are currently active in performance or which have been active in performance since January 1, 2005 (excluding any Government Contracts which are no longer active in performance and for which the Company has been released from all Liability by such customer or supplier). True copies of all Government Contracts entered into by the Company have been provided to the Purchaser, including all amendments and modifications thereto (all of which amendments or modifications thereto are described in Disclosure Schedule 4.31(a). Disclosure Schedule 4.31(a) accurately identifies for each such Government Contract, and any statements of work and change requests issued thereunder, current, complete and accurate information regarding: the contract name; the contract number; the contracting agency or prime contractor (as applicable); the customer agency; the contract award date; the security classification level (e.g., Confidential, Secret, Top Secret, etc.); and the type of contract. For Classified Contracts, the information set forth directly above will be provided in a classified annex to Disclosure Schedule 4.31(a), which shall provide the relevant information for Classified Contracts that may be reviewed by representatives of the Purchaser with the required United States Government personnel security clearance.

(b) Government Bids. None of the outstanding bids to Governmental Entities for prime contracts were or are designated in the solicitation as a Set-aside Contract or other order or contract requiring small business or other preferential bidder status nor did the Company claim “small business” or other “set-aside” or any other preferential bidder status. All Government Bids were submitted in the ordinary course of business of the Company and were based upon assumptions believed by the management of the Company to be reasonable and at profit margins consistent with existing Government Contracts and not as a “buy-in” or “loss-leader.”

(c) Compliance. With respect to any and all Government Contracts and Government Bids to which the Company is or has been a party, the Company represents that at all times prior to the Closing Date:

(i)	each Government Contract listed in Disclosure Schedule 4.31(a) is in full force and effect and constitutes a legal, valid and binding agreement (and each Government Bid is a legal, valid and binding offer), enforceable in accordance with its terms;

(ii)	the Company and its predecessors are, and have been, in compliance with all terms and conditions of each Government Contract (including all provisions and requirements incorporated expressly, by reference or by operation of applicable Laws and regulations) and with all requirements of applicable Laws and regulations pertaining to each Government Contract and Government Bid and all requirements of Governmental Entities regarding such with respect to each Government Contract and Government Bid;

(iii)

except as set forth on Disclosure Schedule 4.16.1(g), none of the Government Contracts were awarded to the Company based, in whole or in part, on the Company’s size or socio-economic status, including designation as a Set-aside Contract or other order or contract requiring small business or other preferential bidder status nor did the Company claim “small business” or other “set-aside” or any other preferential bidder status in seeking award of any existing Government Contracts;

(iv)	neither the Company nor, to the Initial Members’ knowledge, any other party to a Government Contract is currently in breach of, or in default under, in any material respect, or has improperly terminated, revoked or accelerated, such Government Contract and no event has occurred which, with the passage of time or the giving of notice or both, would result in a condition of default or breach of contract or a violation of any applicable Laws and regulations with respect to a Government Contract or Government Bid;

(v)	the Company has not received any written (or, to the knowledge of the Initial Members, oral) notice or assertion regarding an alleged (A) breach, cure, show cause, stop work, default or similar notice or assertion regarding performance under a Government Contract or (B) violation of a requirement (including all provisions and requirements incorporated expressly, by reference or by operation of Law therein) in connection with a Government Contract or Government Bid, whether from a Governmental Authority or from any prime contractor, subcontractor, vendor or other third party;

(vi)	no Government Contract listed in Disclosure Schedule 4.31(a) has been the subject of a termination (whether for default, convenience or otherwise) of a Government Contract or, to the knowledge of the Initial Members, a communication threatening such a termination;

(vii)	all representations and certifications executed, acknowledged or set forth in or pertaining to each Government Contract and Government Bid (including any statements made in connection with the Procurement Integrity Law, 41 U.S.C. § 423, the Lobbying Disclosure Act of 1995, 2 U.S.C. § 1601-1612, the Byrd Amendment, 31 U.S.C. § 1352, and their associated implementing regulations) were current, accurate and complete in all respects as of their effective date, and such representations and certifications continued to be current, accurate and complete (and the Company has fully complied with such representations and certifications in all respects) to the extent required by the terms of the applicable Government Contract or Government Bid or by applicable Laws;

(viii)	the Company has maintained systems of internal controls (including cost accounting systems, estimating systems, purchasing systems, proposal systems, billing systems and management systems) that are and have been in compliance with all requirements of the Government Contracts and of applicable Laws and no such systems of internal controls has been determined by any Governmental Entity to be in noncompliance with any such requirement and, without limiting the foregoing, the practices and procedures used by the Company and its predecessors in estimating costs and pricing proposals and accumulating, recording, segregating, reporting and invoicing costs are in full compliance with FAR Part 31 and all applicable provisions of FAR Part 99 (Cost Accounting Standards) and related regulations;

(ix)	to the knowledge of the Initial Members, neither the Company nor any of its members, partners, principals, officers, employees, Affiliates, consultants, agents or representatives have had access to confidential or non-public information to which they were not entitled by Law;

(x)

neither the Company nor any of its partners, principals, officers, employees, Affiliates, and, to the knowledge of the Initial Members, consultants, agents or representatives has violated any applicable Law or administrative or contractual restriction associated with the employment of (or discussions concerning possible employment with) current or former officials or employees of a Governmental Entity (regardless of the branch of government), including the so-called “revolving door” and “financial interest” restrictions set forth at 18 U.S.C. § 207 and § 208 in connection with any of the Company’s Government Contracts and Government Bids;

(xi)	(A) all pricing discounts and rebates have been properly reported to and credited to the customer under each Government Contract, and no Government Contract currently in performance is subject to, or anticipated to be subject to, price discounts at any level (including invoice discounts, “spot” discounts at individual rates, courtesy discounts or other discounts of any nature) or any price reduction, and (B) with respect to any Government Contract or other Contract with a customer that requires the Company to provide the lowest rate for the same or similar work for the same or similar customers, the Company has monitored and maintained any required discounting practices so as not to invoke any remedies that any customer may have with respect to discounting or lowest rate applicability;

(xii)	Disclosure Schedule 4.31(c)(xii) sets forth a description of all customer-furnished property including under what Government Contract such was provided to, or purchased by, the Company; customer-furnished property and equipment is properly accounted for and (i) is in the possession of the Company and in good operating condition and state of repair (reasonable wear and tear excepted) or (ii) has been returned to the customer and there are no outstanding loss, damage or destruction reports that have been or should have been submitted to any customer in respect of any customer-furnished property or equipment; and

(xiii)	there are no financing arrangements (including any assignments pursuant to the Assignment of Claims Act) with respect to any Government Contract or Government Bid.

(d) No Claims, Cost Challenges or Disallowances. There are no outstanding requests for equitable adjustment, Claims or requests for waiver or deviation from applicable requirements by or to any Governmental Entity or by any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid, and asserted by or against a Governmental Entity or any prime contractor, subcontractor, vendor or other third party arising under or relating to any Government Contract or Government Bid. There are no (i) outstanding disputes between the Company, on the one hand, and any Governmental Entity, on the other hand, under the Contract Disputes Act or any other federal or state Law governing disputes arising under public contracts; (ii) outstanding disputes between the Company, on the one hand, and any prime contractor, subcontractor or vendor, on the other hand, arising under or relating to any such Government Contract or Government Bid; or (iii) to the knowledge of the Initial Members facts upon which such a request for equitable adjustment, Action or dispute under a Government Contract or Government Bid may be based in the future. All invoices and Claims for payment, reimbursement or adjustment, including requests for progress payments and provisional or progress cost payments, submitted during the five-year period prior to the Closing Date by the Company or its predecessors in connection with a Government Contract or Government Bid were current, accurate and complete in all respects as of their respective submission dates, and the Company is not aware of any evidence that they are not still current, accurate and complete in all respects. To the Initial Members’ knowledge, no Governmental Entity has provided the Company with written notice, during the five-year period prior to the Closing Date, challenging, questioning or disallowing any costs aggregating, with respect to any Government Contract, in excess of $10,000 incurred by the Company. Nor has there been any withholding, recoupment or set-off of any payment by a Governmental Entity or prime contractor or higher-tier subcontractor nor, to the knowledge of the Initial Members, has there been any attempt to withhold, recoup or set-off any money due under any Government Contract on any basis. If the Company has not received approved rates from the DCAA due solely to the timing of the Closing Date and not due to inaccuracies or other problems with the Company’s rate submission to the DCAA, and, as a result, the Company is operating under provisionally approved rates, to the Initial Members’ knowledge, there are no issues that would prevent the final approved rates from being received in a timely manner or would result in the final approved rates being materially different than the provisional rates;

(e) No Civil or Criminal Investigations. Neither the Company nor, to the Initial Members’ knowledge, any of its members, managers, directors, principals, officers, employees, Affiliates, consultants, agents or representatives is currently under, or has been threatened to be (within the past five years) made the subject of, any audit or civil or criminal investigation by the United States Department of Justice, the Defense Criminal Investigative Service or any other Governmental Entity. At all times during the five-year period prior to the Closing Date:

(i)	the Company has not been and is not, and has not received any written (or, to the knowledge of the Initial Members, oral) notice of any allegation, complaint or determination by a Governmental Entity (or a prime contractor or subcontractor or anyone on behalf of a Governmental Entity) regarding any suspected, alleged or possible (1) defective pricing, (2) FAR and/or CAS noncompliance, (3) fraud, (4) false claims or false statements, (5) unallowable costs as defined in the FAR at Part 31, including those that may be included in indirect cost claims for prior years that have not yet been finally agreed to by the Defense Contract Audit Agency and/or the Administrative Contracting Officer, (6) any other monetary claims relating to the performance or administration of a Government Contract, or (7) any mischarging, improper payments, unauthorized release of information, or other irregularity, misstatement, omission or violation of Law or any administrative or contractual requirement related to a Government Contract or Government Bid (a “Contract Impropriety”), nor to the knowledge of the Initial Members do any set of facts exists that would constitute valid grounds for the assertion of any such Contract Impropriety;

(ii)	except for the subpoena described in Section 10.2(a)(iv) hereof, the Company has not received document requests, subpoenas, search warrants or civil investigative demands addressed to or requesting information involving the Company or its predecessors, members, managers, partners, principals, officers, employees, Affiliates, consultants, agents or representatives in connection with or concerning any information related to a Government Contract or Government Bid;

(iii)	to the knowledge of the Initial Members, neither the Company nor any of its members, partners, principals, officers, employees, affiliates, consultants, agents or representatives, has been under administrative, civil or criminal investigation, or any indictment or criminal information with respect to any aspects of performance or other activity relating to any Government Contract or Government Bid (an “External Investigation”);

(iv)	the Company has not received any written (or, to the knowledge of the Initial Members, oral) notice of any judicial, administrative or contractual penalties or damages imposed or threatened to be imposed on the Company or its predecessors related to any Government Contract or Government Bid;

(v)	the Company has not made any voluntary disclosure or mandatory disclosure to, been required under Governmental Entity regulations to make any mandatory disclosure to, or entered into an consent order or administrative agreement (including a Corporate Integrity Agreement) with a Governmental Entity with respect to any suspected, alleged or possible fraud, defective pricing, mischarging, improper payments, unauthorized release of information, irregularity, misstatement, omission or violation of Law or any administrative or contractual requirement related to a Government Contract or Government Bid;

(vi)	to the knowledge of the Initial Members there are no draft or final reports of any audit or External Investigation or other investigation conducted with respect to any Government Contract (or Government Bid); and

(vii)

neither the Company nor the Initial Members has, in connection with the award, performance, or closeout of a Government Contract on which the contractor has received final payment in the last three (3) years, credible evidence of (a) a violation of Federal criminal law involving fraud, conflict of interest, bribery, or gratuity violations found in Title 18 of the United States Code; or (b) a violation of the civil False Claims Act; or (c) credible evidence of a significant overpayment.

(f) No Suspension or Debarment. Neither the Company nor, to the knowledge of the Initial Members, its members, partners, Affiliates, principals, officers, Employees, agents, representatives, consultants, suppliers or subcontractors is currently or within the past five years has been the subject of a finding of non-responsibility or ineligibility for U.S. government contracts or any government contracting with any Governmental Authority or a determination debarment, suspension or exclusion from participation in programs funded by any Governmental Authority or in the award of any Government Contract, nor have any of them been listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs (“Excluded Parties Listing”) maintained by the government of the United States of America, nor to the knowledge of the Initial Members has any such debarment, suspension or exclusion proceeding or proposed Excluded Parties Listing been initiated or threatened in the past five years and the Company does not have any reasonable basis to expect any such proceedings will be initiated.

(g) Past Performance Determinations. Neither the Company nor its predecessors received any written (or, to the knowledge of the Initial Members, oral) notice of a past performance evaluation with an overall rating of less than “satisfactory” performance (or other similar rating denoting less than satisfactory performance) in connection with any Government Contract in the past five years.

(h) Organizational Conflicts of Interest. Neither the Company nor any of its members, officers, employees, Affiliates, or to the knowledge of the Initial Members, the Company’s consultants, agents or representatives have had access to confidential or non-public information, nor provided systems engineering, technical direction, consultation, technical evaluation, source selection services or services of any type, nor prepared specifications or statements of work, nor engaged in any other conduct that would create an actual, apparent or potential Organizational Conflict of Interest, as defined in FAR 9.501, with respect to the work performed or anticipated to be performed under any Government Contract or proposed contract in connection with a Government Bid or other business of the Company or, to the knowledge of the Initial Members, that would restrict the Company’s future business activities or the future business activities of the Purchaser. No Governmental Entity nor any prime contractor or subcontractor has provided the Company with any notice asserting or regarding any actual, apparent or potential Organizational Conflict of Interest.

(i) Lack of Recourse. The Company has no Liabilities due to a lack of recourse against any subcontractor with respect to any indemnification demand the Company may receive pursuant to a Government Contract.

(j) At Risk. Except as set forth on Disclosure Schedule 4.31(j), the Company is not performing work under any Government Contract, or any anticipated option exercise or modification thereof prior to award, option exercise or modification, or has made any expenditures or incurred costs or obligations in excess of any applicable limitation of government liability, limitation of cost, limitation of funds or other similar clause(s) limiting any Governmental Entity’s liability on any Government Contract (collectively, “At Risk”).

(k) Assignments. Except as set forth on Disclosure Schedule 4.31(k), the Company has not made any assignment of any Government Contract, or of any right, title or interest in or to any Government Contract to any Person. The Company has not entered into any financing arrangements with respect to the performance of any Government Contract.

(l) No Contingent Fees. No facts, events or other circumstances exist that violate or otherwise constitute a basis on which any Governmental Entity or any other Person might reasonably claim to violate the covenant against contingent fees under any Government Contract.

(m) Multiple Award Schedules.

(i)	With respect to each multiple award schedule Government Contract, the Company has correctly tracked all sales to the basis of award customer (or category of customers) and diligently and accurately ensured that it has maintained the Governmental Entity’s price or discount relationship to the identified basis of award customer (or category of customers) agreed to by General Services Administration (“GSA”) and the Company at time of award or pricing of such Government Contract.

(ii)	Disclosure Schedule 4.31(m)(ii) sets forth a description of the processes that the Company has implemented to track sales to the basis of award customer (or category of customer) to assure compliance with the Price Reductions Clause in each multiple award schedule Government Contract. The Company has not submitted any Commercial Sales Practices, discounting information, or pricing data that was not current, accurate or complete in all material respects as of the certification date in connection with the award or renewal of the Company’s multiple award schedule Government Contracts. The Company has complied with the notice and pricing requirements of the Price Reductions Clause in each multiple award schedule Government Contract, and there are no facts or circumstances that could reasonably be expected to result in a demand by any Governmental Entity for a refund based upon the Company’s failure to comply with the Price Reductions Clause, or an assertion by any Government Entity of defective pricing.

(iii)	Except as set forth on Disclosure Schedule 4.31(m)(iii), the Company has filed all reports related to, and paid all industrial funding fees required to be paid by it under, any multiple award schedule Government Contract.

(iv)	Disclosure Schedule 4.31(m)(iv) lists each pre-award and post-award audit or review conducted by GSA of the Company’s multiple award schedule Government Contracts. A complete and accurate copy of the report of each such audit has been made available by the Company to Purchaser.

4.32 Security Clearances. The Company is in compliance with all applicable Laws regarding national security, including those obligations specified in the National Industrial Security Program Operating Manual, DOD 5220.22-M (January 1995) (“NISPOM”), and any supplements, amendments or revised editions thereof, and including all applicable Laws relating to contract security, government security, personnel clearances, confidentiality and secrecy legislation and import and export requirements. Disclosure Schedule 4.32 sets forth a list and description of all security clearances currently held by or for the benefit of the Initial Members, the Company or its employees (the “Security Clearances”). The Security Clearances constitute all security clearances necessary or appropriate for the operation of the Company and its business. No event has occurred or condition or state of facts exists which constitutes or would constitute a violation or breach of any such Security Clearance. No notice of cancellation, of violation or of any dispute concerning any such Security Clearance has been received by the Initial Members or the Company. There is no proceeding pending or, to the Initial Members’ knowledge, threatened to revoke, modify or otherwise fail to renew any such Security Clearance. Each Security Clearance is valid, subsisting and in full force and effect. Disclosure Schedule 4.32 describes any actions that must be taken in respect to the Security Clearances to ensure that such Security Clearances remain in place following Closing.

4.33 Foreign Corrupt Practices; Export Compliance.

(a) Foreign Corrupt Practices. Neither the Company nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of the any of the foregoing, has directly or indirectly taken any action that would cause the Company to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (“FCPA”). Neither the Company, nor any Affiliate of the Company, nor any other Person associated with or acting for or on behalf of any of the foregoing, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other similar payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain preferential treatment in securing business, (ii) to pay for preferential treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Affiliate of the Company, or (iv) in violation of any applicable Laws, or (b) established or maintained any fund or asset that has not been recorded, or made any false or fictitious entries to disguise any such payment, in the Books and Records of the Company. All payments to agents, consultants and others made by the Company have been in payment of bona fide fees and commissions.

(b) Export Compliance.

(i)	The Company has complied, in all respects, with the Arms Export Control Act, the International Traffic in Arms Regulations, the Export Administration Act (“EAA”), the Export Administration Regulations, the International Emergency Economic Powers Act (“IEEPA”), the antiboycott and embargo regulations and guidelines issued under the EAA and IEEPA (and other legal authority), the economic sanctions regulations of the U.S. Department of the Treasury, Office of Foreign Assets Control, U.S./Canada Joint Certification Program and U.S. Customs requirements, including the Laws enforced by the U.S. Department of Homeland Security, Customs & Border Protection.

(ii)	The Company and the officers, managers and directors of the Company are not the subject of any indictment for nor have they been convicted of violating the FCPA or any of the statutes or regulations referenced in Section 4.33(b)(i), nor are they ineligible to contract with, or to receive a license or other approval to export or import articles or services subject to U.S. export control statutes and regulations from, or to receive an export license or other approval from, any agency of the United States Government.

4.34 Disclosure and Reliance. Neither the information set forth in this Agreement nor the disclosures in the Disclosure Schedule contain any untrue statement of material fact or omit to state any material fact necessary in order to make the Initial Members’ representations, warranties or disclosures not misleading in light of the circumstances in which made. The representations and warranties made herein are made by the Initial Members with the expectation that Purchaser is placing reliance thereon.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Initial Members as follows:

5.1 Organization; Authority. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Purchaser has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.

5.2 Authorization. The execution, delivery and performance by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, have been duly authorized by all necessary corporate action on the part of Purchaser.

5.3 Due Execution; Binding Obligations. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms.

5.4 No Conflict or Violation. Neither the execution and delivery of this Agreement and the Ancillary Agreements, nor the consummation of the transactions contemplated hereby and thereby will result in (a) a violation of, or a conflict with, charter documents of Purchaser or any subscription, shareholders, or similar agreements or understandings to which Purchaser is a party; (b) a breach of, or a default (or an event which, with notice or lapse of time or both would constitute a default) under, or result in the termination of, or accelerate the performance required by, or create a right of termination under any material contract or any encumbrance or Permit to which Purchaser is a party or by which its property or business is bound or affected; (c) a violation by Purchaser of any applicable Law; (d) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which Purchaser is a party or by which Purchaser is affected or (e) an imposition of an Encumbrance on any property or asset of Purchaser.

5.5 Consents and Approvals. No consent, Permit, approval or authorization of, or declaration, filing, application, transfer or registration with, any Governmental Entity or any other Person is required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement.

5.6 Brokers. Purchaser has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

5.7 Ability to Make Payment. On the date hereof, Purchaser has and, as of the Closing Date, Purchaser will have, sufficient funds with which to pay the Purchase Price.

5.8 No Other Representations. In entering into this Agreement, Purchaser acknowledges that, except for the specific representations and warranties of the Initial Members set forth in this Agreement or the certificates delivered pursuant hereto, the Initial Members have not made to Purchaser any other representations or warranties.

ARTICLE VI

COVENANTS AND AGREEMENTS

6.1 Access to Information. Between the date of this Agreement and the Closing Date, the Initial Members shall, and shall cause the Company to, provide Purchaser and its Representatives full access during normal business hours to all personnel, properties, customers, Books and Records, Corporate Records, Contracts, Permits and other documents of or relating to the Company to make such investigation as shall reasonably be deemed desirable; provided that access to customers and employees shall be subject to the prior written consent of the Company, such consent not to be unreasonably withheld or delayed. The Initial Members shall furnish or cause to be furnished to Purchaser and its Representatives all data and information concerning the Company and its business, assets and properties as may reasonably be requested, including access to officers and employees and representatives of the Company. Notwithstanding any such investigation, whether occurring before or after the date of this Agreement, Purchaser has the unqualified right to rely upon, and has relied upon, each of the representations, warranties and covenants made by the Initial Members in this Agreement, subject to the disclosures in the Disclosure Schedules, and no such investigation performed or information received by Purchaser or its Representatives shall affect in any way the Liability of the Initial Members with respect to any representations, warranties or covenants contained herein. Without limiting the generality of the foregoing, the Initial Members shall, as promptly as practicable, inform Purchaser in writing of any change or event which renders any representation or warranty or any Disclosure Schedule inaccurate or incomplete in any material respect, it being understood that no such disclosure after the date hereof shall in any way limit the Initial Members’ Liability for any breach of any representation or warranty set forth in this Agreement. For the avoidance of doubt all such access shall be subject to the Confidentiality Agreement, the terms and conditions of which survive the execution and delivery of this Agreement.

6.2 Conduct of Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, the Initial Members covenant that the Company shall conduct and operate its business in the ordinary course and consistent with past practice, and will use commercially reasonable efforts to preserve intact its business relationships, to keep available the services of its employees and to maintain satisfactory relationships with its customers and other Persons having a business relationship with it. Except as provided on

Exhibit 6.2 and as contemplated by this Agreement, without limiting the generality of the foregoing, the Initial Members shall not, and shall cause the Company not to, without the prior written consent of Purchaser:

(a) enter into, amend, waive, rescind, terminate, or submit a bid or proposal for any Material Contract, other than immaterial change orders in the ordinary course of business consistent with past practice;

(b) enter into any Customer Contract that provides for, or amend any Customer Contract to provide for, contract billing rates which vary from those rates which apply as of the date of this Agreement;

(c) increase in any manner the compensation of, or enter into any new bonus, incentive, employee benefits, severance or termination agreement or arrangement with, any employee;

(d) make any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions);

(e) sell, transfer, dispose of, or agree to sell, transfer, assign or dispose of, or create an Encumbrance on, any assets, properties, Intellectual Property, know-how, inventions or trade secrets or other rights, other than (i) the sale, transfer or disposition of obsolete or unusable assets immaterial to the Company, (ii) the payment of salaries and (iii) the use of supplies in the ordinary course of business;

(f) declare, set aside or pay any dividend or other distribution or similar payment, other than cash dividends which will be paid in full prior to Closing;

(g) authorize for issuance, issue or commit to issue, any membership interests or other equity securities, other than the Additional Interests contemplated herein, or any securities convertible into or exchangeable or exercisable for membership interests or other equity interests;

(h) accelerate the collection of any Accounts Receivable or delay the payment of any Accounts Payable, except in the ordinary course of business consistent with past practice;

(i) initiate, send, accelerate or otherwise seek to collect, any client billings, other than in the normal ordinary course consistent with past practice and consistent the terms of the applicable Contract;

(j) adopt or propose any amendment or supplement to or restatement of the charter documents, operating agreement or other organizational documents of the Company; and

(k) enter into any commitment (contingent or otherwise) to do any of the foregoing.

The Initial Members shall, and shall cause the Company, to keep intact all existing insurance arrangements and Employee Benefits Plans existing as of the date hereof until the Closing, and shall not amend such arrangements or Plans, except as necessary to perform their obligations under this Agreement (including, without limitation, as needed to terminate the 401(k) Plan and transfer Employee Benefit Plans to Affiliates, each as of Closing). From the date hereof through the Closing Date, the Initial Members shall not permit the Company to (i) hire any new employee with a base salary in excess of $100,000 without obtaining Purchaser’s prior written consent, or (ii) terminate any Designated Employee without obtaining Purchaser’s prior written consent. The Company shall not engage in any transaction with any of its Affiliates without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion.

6.3 Negotiations. From the date of this Agreement, the Initial Members shall not, and shall not permit the Company to, directly or indirectly, through any Representative or otherwise, provide information to, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other Person relating to the acquisition of the Interests or of any of the assets of the Company, in whole or in part, whether through direct purchase, merger, consolidation, sale of equity interest or other business combination or joint venture. The Company and the Initial Members will immediately notify Purchaser regarding any contact between the Company, the Initial Members or any of their Representatives and any other Person regarding any such offer or proposal or any related inquiry.

6.4 Reasonable Efforts. Each of the parties hereto agrees to use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including commercially reasonable efforts necessary to obtain all waivers, Permits, consents, approvals, authorizations and clearances and to effect all registrations, filings and notices with or to third parties or Governmental Entities which are necessary or desirable in connection with the transactions contemplated by this Agreement (including filings under the HSR Act and any requests for supplemental information in connection therewith). No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration. In case at any time before or after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will cooperate with the other and take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require Purchaser or its Affiliates to dispose of or make any change in or to any portion of its business or to incur any other burden to obtain any consent, clearance, waiver, authorization or approval.

6.5 Publicity. Except to the extent otherwise required by Law or applicable stock exchange, none of the parties shall issue or authorize to be issued any press release or similar announcement concerning this Agreement or any of the transactions contemplated hereby without the prior written approval of the others, which approval shall not be unreasonably withheld. The parties agree that they will consult with each other concerning any such proposed press release or other announcement and shall use reasonable commercial efforts to agree upon the text of any such press release or the making of any such announcement.

6.6 Payment of Bonuses, Commissions, or Other Incentives. Immediately prior to Closing, the Initial Members shall take all action necessary to cause the Company to pay all bonuses, commissions and other incentive compensation relating to the period through the Closing Date, including all bonuses and incentive compensation for calendar year 2011, or payable as a result of, or in connection with, the transaction contemplated by this Agreement.

6.7 Indebtedness. Not later than three (3) Business Days prior to the Closing Date, the Initial Members shall deliver to Purchaser (i) a schedule setting forth all Debt as of the Closing Date, which schedule shall set forth the name of each Debt holder and the amount owed by the Company thereto (the “Debt Schedule”), and (ii) appropriate payoff letters, in form and substance reasonably acceptable to Purchaser, from each such Debt holder (the “Payoff Letters”). Prior to Closing, the Company shall have received payment in full for any and all indebtedness owed to the Company by any current or former member, officer, director, manager or employee of the Company, or any Affiliate thereof.

6.8 Receivables. Any Accounts Receivable that remain uncollected one hundred eighty (180) calendar days after the Closing Date shall be, at Purchaser’s option, immediately repurchased by the Initial Members at their face value as stated in the calculation of the Closing Adjustment Amount, net of any applicable bad debt reserve associated therewith and included in the calculation of the Closing Adjustment Amount, plus interest thereon from the Closing Date to the date of repurchase at a rate of eight percent (8%) per annum. Following Closing, to the extent that Purchaser, on the one hand, or the Initial Members, on the other, (or their Affiliates) receives payment of receivables owned by the other party (or their Affiliates), Purchaser, and the Initial Members agree to promptly remit such proceeds to the other party. For the avoidance of doubt, any repurchase pursuant to this Section 6.8 shall not be applied toward the satisfaction of the Basket. Nothing set forth in this Agreement shall be deemed to restrict in any way the Initial Members right to collect any Accounts Receivable purchased pursuant to this Section 6.8 and Purchaser shall pay over to the Initial Members any amounts received by Purchaser or Company in respect of any such Accounts Receivable. Purchaser shall not be entitled to Damages for a breach of the representation set forth in Section 4.15 to the extent that an Account Receivable is repurchased by the Initial Members in accordance with this Section 6.8.

6.9 Bids; Backlog. At or before Closing, the Initial Members shall update and provide to Purchaser, as of the date two Business Days prior to the Closing Date, Disclosure Schedules 4.27(b), 4.27(c), and 4.27(d).

6.10 Insurance. At or before Closing, the Company shall purchase, at the expense of the Initial Members, three (3) year prepaid extended reporting period coverage for the directors and officers, errors and omissions, professional and employment practice liability insurance policies from the current provider of the Company’s insurance policies providing coverage substantially equivalent to existing insurance policies and endorsements.

6.11 401(k) Plan. Immediately prior to Closing, the Initial Members shall take all action necessary to cause the Company to terminate, by resolution adopted by the Company’s members, in form acceptable to Purchaser, effective as of Closing, without post-Closing Liability to the Company, the 401(k) Plan. Such termination shall provide that all participants in the 401(k) Plan shall be fully vested in their account balances under the 401(k) Plan.

6.12 Initial Members’ Representative Agreement.

6.12.1 Each Initial Member hereby irrevocably appoints Karen Booth Adams (the “Members’ Representative”) as the sole representative of the Initial Members to act as their agent and on behalf of such Initial Members regarding any matter relating to or under this Agreement, including for the purposes of: (i) making decisions with respect to the adjustments under Section 3.4 or disbursing Escrow Amounts with respect thereto; (ii) taking any and all actions that may be necessary or desirable, as determined by Members’ Representative, in her sole discretion, in connection with this Agreement or the Escrow Agreements; and (iii) taking any and all actions that may be necessary or desirable, as determined by Members’ Representative, in her sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article X or disbursing the Escrow Amounts with respect thereto. As the representative of the Initial Members, the Members’ Representative shall act as the agent for all Initial Members, shall have the authority to bind each such Person in accordance with this Agreement, and Purchaser may rely on such appointment and authority until the receipt of notice of the appointment of a successor upon two (2) Business Days’ prior written notice to Purchaser. Purchaser may conclusively rely upon, without independent verification or investigation, all decisions made by the Members’ Representative in connection with this Agreement or the Escrow Agreements.

6.12.2 The Members’ Representative shall not resign her position without the written consent of the Purchaser (which consent shall not be unreasonably withheld). If the Members’ Representative resigns, dies or becomes disabled and is unable to perform her duties under this Agreement, then the Initial Members holding a majority of the Initial Member Interests (as of immediately prior to the Closing) shall promptly appoint a replacement Members’ Representative, and will promptly notify Purchaser of such replacement, including a duly executed acceptance from such replacement, in form and substance reasonably acceptable to Purchaser.

6.12.3 Neither the Members’ Representative nor any of her Affiliates, as the case may be, will have any Liability to the Initial Members or to any other Person with respect to actions taken or omitted to be taken by the Members’ Representative in that capacity, except that the foregoing shall not relieve the Members’ Representative of any Liability with respect to any action which is finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of the Members’ Representative.

6.12.4 Each of the Initial Members hereby agree to indemnify and hold harmless the Members’ Representative and her Affiliates (the “Members’ Representative Parties”), from any losses that a Members’ Representative Party may suffer or incur in connection with the performance of the Members’ Representative’s duties and obligations in connection with this Agreement, or any of the Ancillary Agreements (including the Escrow Agreements), except to the extent such actions are finally determined by a court of competent jurisdiction to constitute gross negligence, bad faith or willful misconduct on the part of such Members’ Representative.

6.12.5 The fees, costs and expenses of the Members’ Representative incurred following the Closing Date, including any fees and expenses incurred by it in connection with the retention of any legal counsel, experts (including expert witnesses), consultants and other representatives engaged by her whether involving a claim for indemnification or otherwise, shall be borne solely by the Initial Members pro rata and in accordance with their the Initial Member Interests (as of immediately prior to the Closing) within ten (10) Business Days after a written request therefore is made by the Members’ Representative.

6.13 Incentive Plan. Immediately prior to Closing, the Initial Members shall take all action necessary to cause the Company to (i) terminate, effective as of Closing, without post-Closing Liability to the Company, the Incentive Plan, and (ii) convert all outstanding incentive units under the Incentive Plan to Additional Interests, as further described in Section 2 hereof.

6.14 Benefit Plans. The Company may assign or otherwise transfer its health, dental and other benefit plans identified on Exhibit 6.14 to one or more Affiliates prior to Closing, provided that such assignment or transfer does not adversely impact the Company or Purchaser. As of Closing, the Company’s employees shall cease to participate in the Company’s (and its Affiliates’) benefit plans and shall begin participation in certain plans of Purchaser or its Affiliates. Effective as of the Closing, the Company shall take such actions as required, including executing plan amendments, to transfer sponsorship of the employee benefit plans identified on Exhibit 6.14, together with all assets, including cash, cash equivalents or other mutually acceptable property, and all Liabilities, including loans, with respect to the account balances of each participant thereunder, to one or more Affiliates of the Company, and following the Closing, neither Purchaser nor the Company shall assume or retain any employee benefit plans identified on Exhibit 6.14 or any Liability whatsoever related to such employee benefit plans. Effective as of the Closing, the Company shall assign its rights, duties, and obligations under any trust agreements and under any agreements with service providers related to any employee benefit plan identified on Exhibit 6.14 to one or more Affiliates of the Company. Prior to Closing, the Company shall terminate its status as “plan administrator” for any employee benefit plan identified on Exhibit 6.14. The Company shall take such actions as required, including executing plan amendments, to cause Company’s employees to cease to be eligible to participate in the employee benefit plan identified on Exhibit 6.14. The Initial Members shall use their reasonable best efforts to take all actions, including the execution and delivery of all documents, prior to Closing to effect and carry out the items and actions described in this Section 6.14. Notwithstanding anything to the contrary in this Agreement, the Initial Members shall promptly reimburse Purchaser and the Company upon demand for all reasonable costs and expenses incurred by Purchaser or the Company on or after the Closing Date to effect or carry out the items described in this Section 6.14.

6.15 Transaction Expenses. Not later than three (3) Business Days prior to the Closing Date, the Initial Members shall deliver to Purchaser a schedule setting forth all unpaid Transaction Expenses as of the Closing Date, which schedule shall set forth (i) each Person entitled to payment of a Transaction Expense, (ii) amount of the Transaction Expense owed by the Company to each such Person as of the Closing Date, and (iii) wire transfer instructions for each such Person (the “Transaction Expense Schedule”).

6.16 Salaries. Immediately prior to Closing, the Company shall pay all salaries and wages owed to employees through the Closing Date.

6.17 Schedule Update. The Initial Members shall have the right after the date of this Agreement, but not later than three (3) Business Days prior to the Closing Date, to amend and supplement the information contained in (i) Disclosure Schedule 4.16.1, but solely to disclose any new Contracts which have been entered into after the date hereof by the Company as permitted by, and in accordance with, Section 6.2 hereof, (ii) Disclosure Schedules 4.19(a) and 4.19(c), but solely to disclose changes which occurred after the date hereof, without violation of the terms of this Agreement, to the items required to be disclosed pursuant to the first sentence of Section 4.19(a) and the first sentence of Section 4.19(c), and (iii) Disclosure Schedule 4.19(f), but solely to disclose the immigration status of any employee hired in accordance with applicable law after the date hereof by the Company as permitted by, and in accordance with, Section 6.2 hereof.

6.18 Withdrawal Agreement. The Initial Members shall cause the Withdrawal Agreement to be executed and delivered to Purchaser at Closing by the Additional Members and the Initial Members.

ARTICLE VII

CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by Purchaser, in its sole discretion:

7.1 Accuracy of Representations and Warranties. All representations and warranties of the Initial Members contained in this Agreement or in any document attached hereto shall be true and correct in all material respects (or, where the representation and warranty is qualified by materiality, it shall be true and correct in all respects, subject to such materiality qualifier) when made and on and as of the Closing Date as though made at that time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects (or, where the representation and warranty is qualified by materiality, it shall be true and correct in all respects, subject to such materiality qualifier) as of such date.

7.2 Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by the Initial Members or the Company at or before the Closing Date shall have been duly and properly performed.

7.3 No Material Adverse Change. Since the date of this Agreement, there shall have been no event or circumstance which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

7.4 Officer’s Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by each Initial Member certifying that the conditions specified in Sections 7.1, 7.2 and 7.3 have each been fulfilled.

7.5 No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending litigation or other Action by an unrelated third party to such effect or seeking damages from Purchaser or the Company if the transactions which are the subject of this Agreement are completed.

7.6 HSR Act. All applicable waiting periods specified in the HSR Act shall have expired or been terminated.

7.7 Designated Employees. Each of the Designated Employees shall have confirmed to Purchaser at Closing their compliance with the terms and conditions of the Designated Employee Agreements and their intention to continue employment after Closing with Purchaser pursuant to the terms and conditions of the Designated Employee Agreements.

7.8 Other Employees. At least ninety percent (90%) of the Company’s full-time, direct billable employees, other than Designated Employees, as of October 31, 2011, and who have been offered employment by Purchaser, shall have accepted such offers, and shall have executed Purchaser’s standard employment documentation provided by Purchaser.

7.9 Consents. The consents, authorizations, and approvals listed on Disclosure Schedule 4.7 and 4.8 shall have been duly obtained or made.

7.10 Approval of Actions and Documents. All actions to be taken by the Initial Members and the Company in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments and other documents delivered to Purchaser under this Agreement shall be reasonably satisfactory in all respects to Purchaser.

7.11 Termination of Arrangements. The Initial Members shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of (i) the termination or satisfaction of all Debt not reflected in the Payoff

Letters described in Section 6.7, including the termination of all underlying credit and related Contracts, (ii) the termination and release of any and all Encumbrances relating to the Company or any of its Assets, other than those Encumbrances referred to and addressed to Purchaser’s satisfaction in the Payoff Letters, (iii) the termination and release of any Guaranty made by the Company, (iv) the termination of the Company’s 401(k) Plan as described in Section 6.11 hereof, (v) the termination of the Company’s Incentive Plan as described in Section 6.13, and conversion of all outstanding units under the Incentive Plan to Additional Interests, (vi) the payment of all employee bonuses, commissions or other incentive compensation as described in Section 6.6, (vii) the termination of the Contracts listed on Exhibit 7.11(a), or the amendment of such Contracts to eliminate any noncompete obligations of the Company thereunder, (viii) the termination of the Contracts listed on Exhibit 7.11(b), and (ix) the delivery by the Company of written notice of Contract termination with respect to the Contracts listed on Exhibit 7.11(c).

7.12 Backlog. There shall have been not material (individually or in the aggregate) changes reflected in the updated backlog report provided pursuant to Section 6.9 from the Base Backlog Report, other than performance, billing and collections in the ordinary course consistent with the Customer Contracts reflected therein.

7.13 Incentive Plan. The Company shall amend the Incentive Plan in a manner reasonably acceptable to Purchaser so that all payments thereunder are permitted payments under Code Section 409A.

7.14 IGS. IGS shall, prior to Closing, be liquidated and dissolved in a manner reasonably acceptable to Purchaser.

7.15 Ironworks Ventures, LLC. The Initial Members shall, prior to Closing, change the name of Ironworks Ventures, LLC so that it does not include the word “Ironworks”.

7.16 Related Entities. Walker and Loving shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the sale of Walker’s and Loving’s, and their Affiliates’, direct and indirect ownership interests in Genesis Consulting to one or more of the other current owners thereof or to another unrelated third party reasonably acceptable to Purchaser. Walker, Loving and HTH shall have delivered to Purchaser evidence reasonably satisfactory to Purchaser of the sale of Walker’s, Loving’s, HTH’s, and their Affiliates’, direct and indirect ownership interests in Spitfire Group to one or more of the other current owners thereof or to another unrelated third party reasonably acceptable to Purchaser.

7.17 Change of Control Agreements. The Initial Members shall have delivered to Purchaser evidence reasonably satisfactory to Purchase of the assignment to the Initial Members of the Contracts listed on Exhibit 7.17 and the full and complete release of the Company of and from any Liability under such Contracts.

7.18 EM Agreement. The Initial Members shall have delivered to Purchaser an inducement agreement, in form reasonably acceptable to Purchaser, pursuant to which EM shall have agreed to be directly subject to and bound by the terms set forth in Sections 12.1.2, 12.1.4, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.8 of this Agreement.

7.19 Genesis Agreement. The Initial Members shall have delivered to Purchaser an inducement agreement, in form reasonably acceptable to Purchaser, pursuant to which Genesis shall have agreed to be directly subject to and bound by the terms set forth in Sections 12.1.3, 12.1.5, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.8 of this Agreement.

7.20 AFC Agreement. The Initial Members shall have delivered to Purchaser an inducement agreement, in form reasonably acceptable to Purchaser, pursuant to which AFC shall have agreed to be directly subject to and bound by the terms set forth in Sections 12.1.1, 12.1.6, 12.2, 12.3, 12.4, 12.5, 12.6, 12.7 and 12.8 of this Agreement.

7.21 Withdrawal and Termination Agreement. The Initial Members shall have delivered to Purchaser at Closing a Withdrawal and Termination Agreement, substantially in the form attached hereto as Exhibit 7.21, duly executed by the Initial Members and the Additional Members (the “Withdrawal Agreement”).

ARTICLE VIII

CONDITIONS PRECEDENT TO THE INITIAL MEMBERS’ PERFORMANCE

The obligation of the Initial Members to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing, of each of the following conditions, unless waived in writing by the Initial Members, in their sole discretion:

8.1 Accuracy of Purchaser’s Representations and Warranties. All representations and warranties of Purchaser contained in this Agreement or in any document attached hereto shall be true and correct in all material respects (or, where the representation and warranty is qualified by materiality, it shall be true and correct in all respects, subject to such materiality qualifier) when made and on and as of the Closing Date as though made at that time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all material respects (or, where the representation and warranty is qualified by materiality, it shall be true and correct in all respects, subject to such materiality qualifier) as of such date.

8.2 Performance of Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed.

8.3 Officer’s Certificate. The Initial Members shall have received a certificate, dated the Closing Date, signed by the Secretary of Purchaser, in such officer’s capacity as such, certifying that the conditions specified in Sections 8.1 and 8.2 have each been fulfilled.

8.4 No Injunction, etc. There will not be any order of any court or governmental agency restraining or invalidating the transactions which are the subject of this Agreement or any pending litigation or other Action by an unrelated third party to such effect or seeking damages from the Initial Members or the Company if the transactions which are the subject of this Agreement are completed.

8.5 HSR Act. All applicable waiting periods specified in the HSR Act shall have expired or been terminated.

8.6 Approval of Actions and Documents. All actions to be taken by Purchaser in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments and other documents delivered to the Initial Members under this Agreement shall be reasonably satisfactory in all respects to the Initial Members.

ARTICLE IX

TERMINATION PRIOR TO CLOSING

9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date:

(a) by mutual written agreement of the Initial Members and Purchaser;

(b) by either the Initial Members or Purchaser, if Closing shall not have occurred on or before December 31, 2011, provided that each of Purchaser and the Initial Members shall have the right to extend such date until February 28, 2012 upon written notice to the other given prior to December 31, 2011 (such date, as may be extended, the “Termination Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 9.1(b) (and its Affiliates) shall not have breached in any material respect its (or their) obligations under this Agreement; and further provided that the right to extend the Termination Date to February 28, 2012 shall only be available to Purchaser and the Initial Members, respectively, if the party seeking to extend the Termination Date (i) has not failed to satisfy any condition to closing set forth in this Agreement that it is required to satisfy, and (ii) is ready, willing and able to complete its obligations to close the transactions contemplated by this Agreement;

(c) by either the Initial Members or Purchaser, if any permanent injunction, order, decree or ruling by any Governmental Entity of competent jurisdiction preventing the consummation of the transactions contemplated herein shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 9.1(c) (and its Affiliates) shall have used reasonable best efforts to remove such injunction or overturn such action;

(d) by Purchaser, if (i) there has been a material breach of the representations or warranties, covenants or agreements of the Initial Members set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Purchaser to the Initial Members, or (ii) there has occurred any Material Adverse Change; and

(e) by the Initial Members, if there has been a material breach of any of the representations or warranties, covenants or agreements of Purchaser set forth in this Agreement, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by the Initial Members to Purchaser.

9.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Section 9, the transactions contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void, except that the provisions of this Section 9.2, all of Section 13 and the terms of the Confidentiality Agreement shall survive any termination of this Agreement; provided, however, that nothing in this Agreement shall relieve any party from Liability for any breach of this Agreement.

ARTICLE X

POST CLOSING

10.1 Survival. Regardless of any investigation at any time made by or on behalf of any party, or of any information any party may have in respect thereof, (A) all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing for eighteen (18) months, except (i) as otherwise provided in Section 11.8, (ii) those representations and warranties set forth in Section 4.17 (Environmental Matters), and Section 4.20 (Employee Benefit Plans), which shall survive through the applicable statute of limitations, (iii) those representations and warranties set forth in Section 4.7 (No Conflict or Violation), Section 4.8 (Consents and Approvals), Section 4.16 (Contracts), Section 4.21 (Compliance with Laws), Section 4.29(a) (Real Property-Ownership), Section 4.31 (Government Contracts) and Section 4.33 (Foreign Corrupt Practices; Export Compliance), which shall survive the Closing for three (3) years, and (iv) those representations and warranties set forth in Section 4.1 (Organization and Existence), Section 4.2 (Authorization), Section 4.3 (Due Execution; Binding Obligations), (Section 4.5 (Membership Interests), and Section 4.6 (Subsidiaries) (collectively, the “Fundamental Representations”), which shall survive without limitation; (B) all obligations of the Initial Members pursuant to Section 10.2(a)(iii) shall survive the Closing for eighteen (18) months; (C) all Pre-Closing Covenants, except as provided in Section 11.8, shall survive the Closing for eighteen (18) months; (D) all Post-Closing Covenants, except as provided in Section 11.8, shall survive through the applicable statute of limitations; and (E) any claim predicated on fraud shall survive the Closing through the applicable statute of limitations; provided, however, that as to any matters with respect to which a written claim shall have been made or an action at law or in equity shall have commenced before the end of such period, survival shall continue (but only with respect to, and to the extent of, such claim) until the final resolution of such claim or action, including all applicable periods for appeal; and further provided, however, that to the extent any claim is made based on fraud or fraudulent misrepresentation, all representations and warranties relating to the subject matter of such claim shall be deemed to survive through the applicable statute of limitations, unless a longer survival period is specified above.

10.2 Indemnification Obligations.

(a) Indemnification by the Initial Members. The Initial Members, jointly and severally, shall indemnify and hold harmless Purchaser, the Company and their respective Representatives and Affiliates (the “Purchaser Indemnified Persons”), and shall reimburse the Purchaser Indemnified Persons on demand, for any Damages (including any Damages suffered after the end of any applicable survival period, provided that notice of the respective claim has been given pursuant to this Article 10 prior to the end of such survival period) resulting from, arising out of, relating to or caused by:

(i)	Any breach or default by the Initial Members or the Company of any covenant or agreement of the Members or the Company contained herein or in any Exhibit hereto or in any certificate delivered or to be delivered by or on behalf of the Members or the Company pursuant hereto;

(ii)	Any breach of any warranty or representation made by the Initial Members herein or in any Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of the Members or the Company pursuant hereto;

(iii)	Any Liabilities actually incurred by the Company following Closing arising out of circumstances existing, or from business conducted, before Closing, to the extent such Liabilities are not (i) accrued or reserved in the calculation of the Closing Adjustment Amount, and (ii) executory obligations to provide services under Contracts entered into by the Company in the ordinary course of business that are not in respect of any breach, violation or default by the Company (the “Indemnified Pre-Closing Liabilities”);

(iv)	Any Liabilities incurred by a Purchaser Indemnified Person arising out of or relating to the following: (i) the Employee Benefit Plans of the Company and related to a period on or before the Closing Date; (ii) the Company’s classification of natural Persons as independent contractors instead of employees for federal income tax purposes on or before the Closing Date; (iii) the third party informational subpoena received by the Company on January 25, 2010 (U.S. Government Subpoena No. 001388) in connection with an investigation of a U.S. Department of the Interior employee; or (iv) any agreement relating to any prior acquisition of any material assets or equity interests by the Company;

(v)	Any Liabilities based in whole or in part on the fact that a Person is or was a director, officer or employee of the Company and arising out of actions or omissions or alleged actions or omissions occurring on or prior to the Closing Date, except to the extent of any recovery by the Company pursuant to any insurance coverages;

(vi)	All Damages and Liabilities incurred by a Purchaser Indemnified Person resulting from: any defective pricing by the Company prior to Closing or violation prior to Closing of the Truth in Negotiations Act by the Company in relation to any Government Contract or Government Bid; any failure by the Company prior to Closing to comply with the Price Reductions Clause in any Government Contract; any violation of the False Claims Act (FCA), 31 U.S.C. §3729 et seq., in relation to any Government Contract or Government Bid; the failure by the Company prior to Closing to offer the Government the best commercial pricing in violation of the terms of the Company’s multiple award schedule Government Contract or Government Bid; and any amounts, costs, Damages, penalties or other amounts payable to any Governmental Entity as a result of any one or more or combination of the foregoing described failures;

(vii)	The indemnity claim asserted by Scripps Networks Interactive, Inc., Scripps Networks, LLC and Television Food Network, G.P. d/b/a Food Network, related to the lawsuit captioned DietGoal Innovations LLC v. Arby’s Restaurant Group, Inc., et al., C.A. No. 2:11-cv-00418-DF;

(viii)	Any Liability relating to the matters disclosed in item 1 of Disclosure Schedule 4.9, including any hiring or soliciting prior to Closing of current or former CarMax employees;

(ix)	Any Liabilities associated with the Hodges Agreement (as defined in the Disclosure Schedules hereto);

(x)	Any Liabilities relating to the failure of the Federal Deposit Insurance Corporation or Pyramid Systems, Inc. to pay any amounts billed by the Company following the date hereof under the Pyramid Systems Agreement (as defined in the Disclosure Schedules), other than any failure to pay as a consequence of a post-Closing breach by the Company of the Pyramid Systems Agreement; or

(xi)	Any Liabilities for any non-billable time incurred by the Company in providing services under the Federal Home Loan Mortgage Corporation Agreements (as defined in the Disclosure Schedules).

(b) Indemnification by Purchaser. Purchaser shall indemnify and hold harmless the Initial Members and their Representatives and Affiliates (the “Initial Members Indemnified Persons”), and shall reimburse the Initial Members Indemnified Persons on demand, for any Damages resulting from any of the following:

(i)	Any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained herein, in any agreement contemplated hereby, or in any Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto; or

(ii)	Any breach of any warranty or representation made by Purchaser herein, in any agreement contemplated hereby, or in any Exhibit hereto or thereto, or in any certificate delivered or to be delivered by or on behalf of Purchaser pursuant hereto or thereto.

(c) Claims for Indemnity. If a claim for Damages (a “Claim”) is proposed to be made by a party entitled to indemnification hereunder (the “Indemnified Party”) against the party from whom indemnification is claimed (the “Indemnifying Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Indemnifying Party as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 10.2. If any Claim is made against any party entitled to the benefit of indemnity hereunder by a Person who is not an Affiliate or Representative of a party hereto (“Third Party Claim”), written notice thereof shall be given to the Indemnifying Party as promptly as practicable (and in any event within twenty (20) Business Days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Indemnifying Party demonstrates actual damage caused by such failure. Notwithstanding the foregoing, a Claim Notice that relates to a matter that is subject to a survival period set forth in Section 10.1 must be made within such survival period, whether or not the Indemnifying Party is prejudiced by any failure to give a Claim Notice relating thereto. A Claim Notice shall describe in reasonable detail the nature of the Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(d) Defense of Claims. After receipt of a Claim Notice relating to a Third Party Claim, the Indemnifying Party shall be entitled to participate in the defense of such Third Party Claim and, to the extent that it desires (unless (x) the Indemnifying Party is also a Person against whom the Third Party Claim is made and the Indemnified Party determines in good faith that joint representation would be inappropriate, (y) greater than 50% of the Damages are reasonably anticipated to be incurred by the Indemnified Party because such Damages exceed the applicable maximum limit (if any) for indemnification contained in Section 10.2(f), or (z) material equitable or other non-monetary relief is sought from any Indemnified Party pursuant to such Third Party Claim) to assume the defense of such Third Party Claim. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnifying Party shall not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Section 10.2 for any fees of other counsel with respect to the defense of such Third Party Claim subsequently incurred by the Indemnified Party in connection with the defense of such Third Party Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Third Party Claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification (but no such assumption shall affect the applicability of any limit on indemnification contained in this Section 10.2), and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. The Indemnified Party shall have no Liability with respect to any compromise or settlement of such Third Party Claims effected without its consent if such consent is required pursuant to the immediately preceding sentence. If the Indemnifying Party does not, within twenty (20) days after receipt of a Claim Notice, give written notice to the Indemnified Party of its election to assume the defense of such Third Party Claim, the Indemnified Party may assume control of the defense; provided that no compromise or settlement of such Third Party Claims may be effected by an Indemnified Party without the Indemnified Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law and (B) no monetary damages are awarded that will be the subject of a claim for indemnification by the Indemnified Party against the Indemnifying Party. In the event the Indemnifying Party reserves its right to dispute its indemnity obligation with respect to a Third Party Claim, (i) the Indemnifying Party shall have no right to control or assume the defense of such Third Party Claim unless the Indemnified Party otherwise agrees in writing, and (ii) legal counsel utilized by the Indemnified Party with respect to such Third Party Claim shall be reasonably acceptable to the Indemnifying Party.

(e) Cooperation. With respect to any Third Party Claim subject to indemnification under this Section 10.2: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person reasonably informed of the status of such Third Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to reasonably cooperate with each other in the defense of any Third Party Claim.

(f) Indemnification Basket and Cap.

(i)	Any right of the Purchaser Indemnified Persons to indemnification under Section 10.2(a)(ii) or Section 10.2(a)(iii) of this Agreement shall not apply to any claim arising under Section 10.2(a)(ii) or Section 10.2(a)(iii) until the aggregate of all such claims total Five Hundred Thousand Dollars ($500,000) (the “Basket”), in which event such indemnity shall apply to all such claims, including such initial Five Hundred Thousand Dollars ($500,000).

(ii)	In no event shall the total liability of the Initial Members for all claims arising under Section 10.2(a)(ii) or Section 10.2(a)(iii) of this Agreement, or with respect to any breach of any Pre-Closing Covenants, exceed Twenty-Five Million Dollars ($25,000,000) (the “Cap”).

(iii)	In no event shall the total liability of the Initial Members for all claims arising out of (i) the breach of any Fundamental Representations, or (ii) the breach of those representations and warranties set forth in Section 4.17 (Environmental Matters), Section 4.20 (Employee Benefit Plans) and Section 4.24 (Taxes), exceed the portion of the Purchase Price payable to the Initial Members (the “Purchase Price Cap”).

(iv)

Notwithstanding the foregoing, (A) the Basket and the Cap shall not apply to any claims with respect to the Fundamental Representations or any Indemnified Pre-Closing Liabilities related thereto (and, for the avoidance of doubt, any liability of the Initial Members pursuant to any claims with respect to the Fundamental Representations, or any Indemnified Pre-Closing Liabilities related thereto, shall not apply against or toward the Basket), (B) the Basket and the Cap shall not apply to any claims arising under Section 4.17 (Environmental Laws), Section 4.20 (Employee Benefit Plans) or Section 4.24 (Taxes), or any Indemnified Pre-Closing Liabilities related thereto (and, for the avoidance of doubt, any liability of the Initial Members pursuant to such Sections, or any Indemnified Pre-Closing Liabilities related thereto, shall not apply against or toward the Basket, the Purchase Price Cap or the Cap), and (C) the Basket, the Purchase Price Cap and the Cap shall not apply to any fraud or fraudulent misrepresentation of the Company or the Initial Members.

(v)	For purposes of determining under Section 10.2(a) whether there has been a breach or default of any representation, warranty, covenant or agreement, and the amount of any Damages associated therewith, the parties agree (a) that all references to any materiality, Material Adverse Change and knowledge qualifier(s) will be disregarded and (b) that the representations, warranties, covenants and agreements are made and given for purposes of Section 10.2(a) as if those disregarded words were not included.

(g) No Contribution. In the event any Purchaser Indemnified Person asserts an indemnity claim against the Initial Members, the Initial Members shall not have any rights of contribution from, or subrogation against, the Company, with respect to such claim.

(h) Indemnity Escrow. Without limitation to any other rights, the Purchaser Indemnified Persons shall have the right to satisfy any indemnification claims hereunder from the Indemnity Escrow in accordance with the terms of the Escrow Agreements.

10.3 Sole Remedy. Notwithstanding anything to the contrary contained in this Agreement and notwithstanding any otherwise available right or remedy of the parties, at law or in equity, from and after the Closing, the parties agree that the sole and exclusive remedy for any breach of this Agreement by another party, including any breach of any representation, warranty or covenant, or for any other Damages, cost or expense relating to, arising out of or otherwise connected with this Agreement (other than in connection with Section 3.4, Section 3.5, Section 6.5, Section 6.8, Article XI and Article XII), shall be the right of indemnification as and to the extent set forth in this Article X (or with respect to Taxes, indemnification pursuant to Article XI), and in all events subject to all of the limitations herein, the parties waiving all and each other remedy available to it at law or in equity for any breach of this Agreement. This provision is not intended and will not be construed as limiting in any fashion the right of any of the parties to assert and pursue any claims based on fraud or fraudulent misrepresentation.

ARTICLE XI

TAX MATTERS

11.1 Tax Returns.

(a) The Initial Members shall prepare and file, or cause to be prepared and filed, on a timely basis, all of the Tax Returns for the Company for all taxable years or periods ending on or before the Closing Date (to the extent not already filed by the Company) (sometimes referred to as “Pre-Closing Period Tax Returns”). Such Tax Returns shall be prepared accurately, using the accounting methods and other practices that are consistent with those used by the Company in their prior Tax Returns except as otherwise required by Law. Items to be taken into account in any Pre-Closing Period Tax Return for the short taxable period ending on the Closing Date will be determined under the Treasury Regulation Section 1.706-1 (or any similar provision of state, local or foreign Law). The parties agree that the federal income and applicable state income Tax Returns of the Company shall each be prepared on the basis that the taxable year of the Company for the year of the Closing ends on the Closing Date and such taxable year is not a Straddle Period for any such income Tax purposes. At least fifteen (15) calendar days before any Pre-Closing Period Tax Return’s due date, the Initial Members shall submit to Purchaser a full and complete draft of each such Tax Return for Purchaser’s review prior to filing with the applicable Tax Authority. Purchaser shall have the right to propose reasonable comments regarding such Tax Return, which comments the Initial Members shall consider in good faith. Subject to Section 11.3, the Company and/or the Members, as applicable, will pay to the applicable Tax Authority, or cause the payment to the applicable Tax Authority of, any Taxes shown as due in such Pre-Closing Period Tax Returns.

(b) Subject to the Initial Members’ review, if applicable, Purchaser will prepare and file, or cause to be prepared and filed, all Tax Returns of the Company for all taxable years or periods ending after the Closing Date, and Purchaser will pay, or cause to be paid, all Taxes shown as due thereon; provided, that with respect to any Straddle Period, Purchaser will be entitled to indemnification as set forth in Section 11.3. At least thirty (30) calendar days before any Straddle Period Tax Return’s due date, Purchaser shall submit to the Initial Members a full and complete draft of each such Tax Return for the Initial Members review and comment prior to filing with the applicable Tax Authority. Purchaser shall not amend any Pre-Closing Period Tax Return without the prior written consent of the Initial Members.

11.2 Apportionment of Taxes Other than Income Taxes. With respect to any Straddle Period of the Company with respect to Taxes other than income Taxes, Purchaser, the Company and the Initial Members will, to the extent permitted by Law, elect to treat the Closing Date as the last day of the taxable year or period of the Company. In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period for any such Taxes, any such Taxes arising out of or relating to a Straddle Period will be apportioned to the Pre-Closing Period based on a closing of the books of the Company; provided, however, that exemptions, allowances or deductions that offset Taxes other than income Taxes that are calculated on an annualized basis will be apportioned on a daily pro rata basis. Notwithstanding the foregoing, Taxes imposed with respect to a time period (e.g., property taxes) shall be apportioned to the Pre-Closing Period on a daily pro rata basis.

11.3 Indemnification. The Initial Members will, jointly and severally, indemnify and hold harmless the Purchaser Indemnified Persons for, and will pay to, or on behalf of, the Purchaser Indemnified Persons an amount equal to (a) any Taxes of the Company for the Pre-Closing Period that have not been paid prior to the Closing Date, except to the extent of non-income Taxes included in the calculation of the Closing Adjustment Amount, (b) any Taxes relating to any member of an affiliated group with which the Company has filed a Tax Return on a consolidated, combined or unitary basis for a Pre-Closing Period, (c) any Tax deficiency, resulting from, or in connection with, any breach of the Initial Members’ representations in Section 4.24 or the Initial Members’ covenants contained in this Article 11, and (d) with respect to each of the foregoing clauses (a), (b) and (c) of this Section 11.3, all related, reasonable legal, accounting and experts’ fees and expenses.

11.4 Indemnification Process. In the event of a third-party claim for Taxes arising out of or relating to any taxable year or period of the Company ending on or before the Closing Date, the indemnification procedures will be in accordance with Section 10.2. Any indemnification payments due under this Section 11 shall be paid within fifteen (15) calendar days from the date of a final determination (as defined in Section 1313(a) of the Code or similar provisions of federal, state or foreign Law) of the amount of Tax due.

11.5 Characterization of Indemnity Payments. All amounts paid by the Initial Members by reason of Sections 10.2(a) or 11.3 will be treated to the extent permitted under applicable Law as adjustments to the Purchase Price for all Tax purposes.

11.6 Transfer Taxes. Notwithstanding any other provision of this Agreement, all Transfer Taxes will be borne by the Initial Members (pro rata and in accordance with their Initial Member Interests prior to Closing), regardless of which party is obligated to pay such Tax under applicable Law. The Initial Members will prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns that may be required to comply with Law relating to such Taxes.

11.7 Tax Records. The Initial Members will make available to Purchaser such records as Purchaser may require for the preparation of any Post-Closing Period Tax Return and such records as Purchaser may require for the defense of any proceeding concerning any Tax Return of the Company.

11.8 Survival. The covenants and agreements of the parties contained in this Section 11 and the representations and warranties contained in Section 4.24 will survive the Closing and will remain in full force and effect until six (6) months following the expiration of the applicable underlying statutes of limitations (including extensions) with respect to any Taxes that would be indemnifiable by the Initial Members under Section 11.3.

11.9 Refunds. Any income Tax refunds that are received by Purchaser to the extent relating to periods prior to Closing shall be for the account of the Members, and Purchaser shall pay over to the Members any net, after tax amount of such refund (net of any costs or expenses incurred by Purchaser, at the Initial Members’ request, in collecting such amount) within fifteen (15) days after receipt.

ARTICLE XII

RESTRICTIVE COVENANTS

12.1 Non-Compete Covenants.

12.1.1 From the Closing Date until the fifth anniversary thereof (the “Restricted Period”), the Initial Members shall not, and shall not permit any Affiliate of the Initial Members to, within the Restricted Area, either directly or indirectly without the prior written consent of Purchaser (other than as an employee of Purchaser, Company or their Affiliates after Closing), (i) engage in the Restricted Business; (ii) own or control any interest in (except as a passive investor of less than two percent (2%) of the capital stock or publicly traded notes or debentures of a publicly held company) any Person or business enterprise that is engaged, directly or indirectly, in the Restricted Business; (iii) act as an employee, advisor, consultant, commission agent, officer, director, partner, member, manager or joint venturer of any Person or business enterprise that is engaged, directly or indirectly, in the Restricted Business; (iv) lend credit or money for the purpose of establishing or operating any Person or business enterprise that is engaged, directly or indirectly, in the Restricted Business; or (v) allow such individual’s or entity’s name or reputation to be used by any Person or business enterprise that is engaged in, directly or indirectly, any Restricted Business. In addition, during such period, the Initial Members shall not, directly or indirectly, and shall not permit any Affiliate of the Initial Members to, influence or attempt to influence any Person who is a contracting party with the Company as of the date of this Agreement or the Closing Date to terminate or adversely amend any existing written or oral agreement. The Initial Members acknowledge that the Company conducts, and Purchaser will conduct, the Restricted Business throughout the Restricted Area and this Section 12.1 therefore shall be effective with respect to the Restricted Area. Notwithstanding the foregoing, (i) HTH shall not be restricted by this Section 12.1 from owning or controlling an interest in EM or Genesis so long as EM complies with the terms and conditions of Section 12.1.2 and Genesis complies with the terms and conditions of Section 12.1.3, and (ii) Whitlock and its Affiliates shall not be restricted by this Section 12.1 from providing, through AFC, services for audio visual systems.

12.1.2 HTH agrees that EM shall not, and HTH shall cause EM not to, within the Restricted Area and during the Restricted Period, either directly or indirectly without the prior written consent of Purchaser (i) engage in the EM Restricted Business; (ii) own or control any interest in (except as a passive investor of less than two (2%) of the capital stock or publicly traded notes or debentures of a publicly held company) any Person or business enterprise that is engaged, directly or indirectly, in the EM Restricted Business; (iii) act as an advisor, consultant, commission agent, partner, member, manager or joint venture of any Person or business enterprise that is engaged, directly or indirectly, in the EM Restricted Business; (iv) lend credit or money for the purpose of establishing or operating any Person or business enterprise that is engaged, directly or indirectly, in the EM Restricted Business; or (v) allow such entity’s name or reputation to be used by any Person or business enterprise that is engaged in, directly or indirectly, the EM Restricted Business. In addition, during such period, HTH shall cause EM to not, directly or indirectly, and shall not permit any Affiliate of EM to, influence or attempt to influence any Person who is a contracting party with the Company as of the date of this Agreement or the Closing Date to terminate or adversely amend any existing written or oral agreement. HTH acknowledges that the Company conducts, and Purchaser will conduct, the EM Restricted Business throughout the Restricted Area and this Section 12.1 therefore shall be effective with respect to the Restricted Area.

12.1.3 HTH agrees that Genesis shall not, and HTH shall cause Genesis not to, within the Restricted Area and during the Restricted Period, either directly or indirectly without the prior written consent of Purchaser (i) engage in the Genesis Restricted Business; (ii) own or control any interest in (except as a passive investor of less than two (2%) of the capital stock or publicly traded notes or debentures of a publicly held company) any Person or business enterprise that is engaged, directly or indirectly, in the Genesis Restricted Business; (iii) act as an advisor, consultant, commission agent, partner, member, manager or joint venture of any Person or business enterprise that is engaged, directly or indirectly, in the Genesis Restricted Business; (iv) lend credit or money for the purpose of establishing or operating any Person or business enterprise that is engaged, directly or indirectly, in the Genesis Restricted Business; or (v) allow such entity’s name or reputation to be used by any Person or business enterprise that is engaged in, directly or indirectly, the Genesis Restricted Business. In addition, during such period, HTH shall cause Genesis to not, directly or indirectly, and shall not permit any Affiliate of Genesis to, influence or attempt to influence any Person who is a contracting party with the Company as of the date of this Agreement or the Closing Date to terminate or adversely amend any existing written or oral agreement. HTH acknowledges that the Company conducts, and Purchaser will conduct, the Genesis Restricted Business throughout the Restricted Area and this Section 12.1 therefore shall be effective with respect to the Restricted Area.

12.1.4 Notwithstanding the above, the restrictions in Section 12.1.2 with respect to EM shall terminate on the first anniversary of the Closing Date if an EM Exit is consummated within such first year and upon the date of such EM Exit if consummated thereafter within the Restricted Period. Further, in no event shall the buyer of EM in an EM Exit, as an Affiliate or otherwise, be subject to the restrictions in Section 12.1.2 as the result of such buyer’s purchase of EM provided that EM, or the operation of the assets thereof, as the case may be, shall continue to be subject to such restriction. In the event of an EM Exit structured as an asset sale, HTH and EM shall cause the buyer of such assets to operate such assets in a manner that such operations continue to comply with the restrictions set forth in Section 12.1.2, subject to the proviso set forth above.

12.1.5 Notwithstanding the above, the restrictions in Section 12.1.3 with respect to Genesis shall terminate on the first anniversary of the Closing Date if an Genesis Exit is consummated within such first year and upon the date of such Genesis Exit if consummated thereafter within the Restricted Period. Further, in no event shall the buyer of Genesis in an Genesis Exit, as an Affiliate or otherwise, be subject to the restrictions in Section 12.1.3 as the result of such buyer’s purchase of Genesis provided that Genesis, or the operation of the assets thereof, as the case may be, shall continue to be subject to such restriction. In the event of an Genesis Exit structured as an asset sale, HTH and Genesis shall cause the buyer of such assets to operate such assets in a manner that such operations continue to comply with the restrictions set forth in Section 12.1.3, subject to the proviso set forth above.

12.1.6 Notwithstanding the above, the restrictions in Section 12.1.1 with respect to AFC shall terminate on the first anniversary of the Closing Date if an AFC Exit is consummated within such first year and upon the date of such AFC Exit if consummated thereafter within the Restricted Period. Further, in no event shall the buyer of AFC in an AFC Exit, as an Affiliate or otherwise, be subject to the restrictions in Section 12.1.1 as the result of such buyer’s purchase of AFC provided that AFC, or the operation of the assets thereof, as the case may be, shall continue to be subject to such restriction. In the event of an AFC Exit structured as an asset sale, Whitlock and AFC shall cause the buyer of such assets to operate such assets in a manner that such operations continue to comply with the restrictions set forth in Section 12.1.1, subject to the proviso set forth above.

12.2 Non-Disparagement. The Initial Members covenant and agree that for a period of five (5) years following the Closing, they will not, directly or indirectly, make (i) any public statement (including by way of posting on internet bulletin boards) that is intended by the Initial Members to be understood or which is reasonably understood to cast doubt on the Company, Purchaser, their products, services, finances, financial condition, capabilities or other aspects of their business or on any of their employees, officers, directors, or Affiliates, or (ii) any statement about the Company’s or Purchaser’s products or services that is untrue or misleading and is made to influence or tends to influence the public (including any client or potential client of Purchaser or the Company) not to engage Purchaser or the Company to provide such products or services. Notwithstanding any term to the contrary herein, no Initial Member shall be in breach of this Section 12.2 (i) for any actions taken or statements made to enforce his, her or its rights under this Agreement, or (ii) for making any truthful statement under oath. The Initial Members acknowledge that their support and promotion of the Company’s business has been important in connection with the past growth and success of such business and that their agreement to provide continued support and promotion of the Company and Purchaser is a significant inducement to Purchaser’s agreement to consummate the transactions contemplated herein.

12.3 Confidential Information.

(a) After the Closing Date, the Initial Members shall not, and shall cause their Affiliates not to, at any time disclose to any Person other than Purchaser or use any Intellectual Property or confidential information owned, possessed, licensed or used by or relating to the Company, whether or not such information is embodied in writing or other physical form. Each of the Initial Members recognizes and agrees that all documents and objects containing any confidential information or Intellectual Property, whether developed by the Company or by someone else for the Company, will after the Closing Date become the exclusive property of Purchaser.

(b) At Closing, the Initial Members shall promptly deliver to Purchaser all documents and other materials containing all confidential information relating to the Company, to the extent it is in physical form (including electronic form), including writings, designs, documents, records, memoranda, photographs, sound recordings, electronic and computer files, tapes and disks containing software, computer source code listings, routines, file layouts, record layouts, system design information, models, manuals, documentation, notes and any material concerning costs, uses, methods, designs, applications, purchasers of or experience with products made or sold by the Company or any secret or confidential service or process, used, developed, acquired or investigated by the Company; in each case, to the extent in the possession of the Initial Members.

12.4 No-Hire. During the Restricted Period, the Initial Members shall not, and shall not permit any of their Affiliates, including EM, Genesis, AFC and Ironworks Ventures, LLC, to, directly or indirectly, employ any employees of the Company who were employees of the Company as of the Closing Date or any of the consultants, contractors or subcontractors listed on Exhibit 12.4.

12.5 Reasonableness of Restrictions. Each of the Initial Members and Purchaser recognizes that the limitations set forth in Sections 12.1, 12.2, 12.3 and 12.4 are reasonable and not burdensome, and in the event that such limitations are deemed to be unreasonable by a court of competent jurisdiction, then the Initial Members and Purchaser agree to submit to a modification or reduction of such limitations as such court shall deem reasonable.

12.6 Injunctive Relief. The Initial Members each acknowledge that his, her or its expertise in the business of the Company is of a special, unique, unusual, extraordinary and intellectual character, which gives such expertise a peculiar value, and that a breach by it of the covenants contained in this Article 12 cannot be reasonably or adequately compensated in damages in an Action at law and that such breach will cause Purchaser and the Company irreparable injury and damage. The Initial Members further acknowledge that they possess unique skills, knowledge and ability and that competition in violation of this Article 12 would be extremely detrimental to Purchaser and the Company. By reason thereof, the Initial Members, on the one hand, and Purchaser, on the other hand, agrees that the other shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to temporary, preliminary and/or permanent injunctive and other equitable relief to prevent or curtail any breach of this Article 12, without proof of actual damages that have been or may be caused to Purchaser or the Company by such breach or threatened breach.

12.7 Use of Name. Following Closing, the Initial Members shall not use, or allow any Affiliate of the Initial Members to use, any name which bears any resemblance to “Ironworks”.

12.8 Divested Interests. Following the sales referred to in Section 7.16 hereof, during the Restricted Period, (i) Walker, Loving and their Affiliates shall have no further association with Genesis Consulting, and (ii) Walker, Loving, HTH and their Affiliates shall have no further association with Spitfire Group.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1 Entire Agreement. This Agreement, together with the agreements referred to herein and the Exhibits hereto and thereto, constitute the full and entire agreement and understanding between the parties with regard to the subject matter of this Agreement. All prior and contemporaneous agreements, covenants, representations and warranties, express or implied, oral and written, of the parties with regard to the subject matter of this Agreement are superseded by this Agreement, the Exhibits to this Agreement, and the documents referred to or implementing the provisions of this Agreement.

13.2 Applicable Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia applicable to contracts made and performed in Virginia.

13.3 Consent to Jurisdiction. The Initial Members and Purchaser hereby irrevocably submit to the exclusive jurisdiction of (i) the United States Federal Court for the Eastern District of Virginia-Alexandria Division, or (ii) the Circuit Court of Fairfax County Virginia, with respect to any Action arising out of or relating to this Agreement, and the Initial Members and Purchaser hereby irrevocably agree that all claims in respect to such Action shall be heard and determined in any such court and irrevocably waive any objection it may now or hereafter have as to the venue of any such Action brought in such court or that such court is an inconvenient forum.

13.4 Waiver of Jury Trial. The Initial Members and Purchaser waive any right to a trial by jury in any Action to enforce or defend any right under this Agreement, any related agreement (including the Ancillary Agreements) or any amendment, instrument, document or agreement delivered, or which may in the future be delivered, in connection with this Agreement or any related agreement (including the Ancillary Agreements) and agree that any Action shall be tried before a court and not before a jury.

13.5 Attorneys’ Fees. If any Action is commenced by any party hereto concerning this Agreement, the prevailing party shall recover from the losing party reasonable attorneys’ fees and costs and expenses, including those of appeal and not limited to taxable costs, incurred by the prevailing party, in addition to all other remedies to which the prevailing party may be entitled.

13.6 Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any party. The captions and headings of the Sections and Subsections of this Agreement are for convenience only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

13.7 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.

13.8 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law, or otherwise), in whole or in part, by any party without the prior written consent of all other parties. Notwithstanding the foregoing, (i) Purchaser may, without the consent of the Initial Members, assign all of its rights under this Agreement in connection with the assignment of a security interest to any lender of Purchaser, or to any Affiliate of Purchaser, provided that Purchaser remains liable for all of its obligations hereunder, (ii) in the case of an Initial Member who is a natural person, the estate or personal representative of such Person shall be entitled to enforce any and all of the rights of the Initial Member hereunder upon the death of such Initial Member, and (iii) it is expressly understood and agreed that Purchaser has collaterally assigned to the Citizens Bank of Pennsylvania, as Administrative Agent (the “Purchaser’s Senior Lender”), all of the Purchaser’s right, title and interest in, to and under this Agreement and the documents relating hereto and/or arising herefrom, and that, upon written demand made by the Purchaser’s Senior Lender to the Initial Members, the Purchaser’s Senior Lender shall be entitled to exercise any and all rights and remedies of the Purchaser set forth herein or therein and/or contemplated hereby or thereby, subject to the terms, covenants and conditions hereof or thereof, without further consent of the Purchaser.

13.9 Further Assurances. The Initial Members, at any time before or after the Closing and without further consideration, will execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement and for the purpose of carrying out the purposes of this Agreement.

13.10 Expenses. Except as otherwise specifically provided herein, each of the parties shall pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereby, including, without limiting the generality of the foregoing, fees and expenses of its own financial consultants, accountants and counsel. For the avoidance of doubt, the Initial Members shall be responsible for and pay any fees, costs or expenses of the Initial Members and the Company in connection with the transactions contemplated by this Agreement. Notwithstanding the above, the Initial Members and Purchaser shall each pay one-half of all HSR filing fees.

13.11 Successors and Assigns. Each of the terms, provisions, and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.

13.12 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or express mail (postage prepaid) or by facsimile to the parties at the following addresses and facsimile numbers:

if to Purchaser to:

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Attention: General Counsel

Facsimile: (703) 934-3675

and:

ICF International, Inc.

9300 Lee Highway

Fairfax, VA 22031

Attention: Chief Financial Officer

Facsimile: (703) 934-3740

with copies (which shall not constitute notice) to:

McGrath North Mullin & Kratz, PC LLO

First National Bank Tower

1601 Dodge Street, Suite 3700

Omaha, NE 68102

Attention: Roger W. Wells

Facsimile: (402) 341-0216

if to the Initial Members to:

Karen Booth Adams

Hot Technology Holdings LLC

5207 Hickory Parks Drive, Suite E

Glen Allen, Virginia 23059

Facsimile: (804) 935-8900

with copies to:

Williams Mullen

200 South 10th Street

P.O. Box 1320 (23218-1320)

Richmond, VA 23219

Attention : Gregory R. Bishop

Facsimile: 804.420.6507

13.13 Severability. Each provision of this Agreement is intended to be severable. Should any provision of this Agreement or the application thereof be judicially declared to be or become illegal, invalid, unenforceable or void, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties.

13.14 Joint and Several Liability. Notwithstanding anything herein to the contrary, for all purposes of this Agreement, each Initial Members agrees that it shall be jointly and severally liable for all representations, warranties, obligations, agreements and covenants of the Initial Members herein.

13.15 Cumulative Remedies. No remedy made available hereunder by any of the provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at Law or in equity or by statute or otherwise.

13.16 No Third-Party Beneficiaries. Except as provided in Article X and Article XI with respect to Purchaser Indemnified Persons and Initial Member Indemnified Persons, nothing in this Agreement will be construed as giving any Person, other than the parties hereto and their respective heirs, successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof. It is specifically acknowledged and agreed that the Additional Members are not, are not intended to be, and shall not be deemed to be intended third party beneficiaries of this Agreement, including Article 2 hereof.

13.17 Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any applicable Law or rule of construction providing that an agreement or other document shall be construed more strictly against the parties thereto drafting such agreement or document. Each definition used in this Agreement includes the singular and the plural, and reference to the neuter gender includes the masculine and feminine where appropriate. Except as otherwise stated, reference to Articles, Sections, Exhibits and Disclosure Schedules means the Articles, Sections, Exhibits and Disclosure Schedules of

this Agreement. The words “including” or “includes” or similar terms used herein shall be deemed to be followed by the words “without limitation,” whether or not such additional words are actually set forth herein. Except as otherwise stated, references to “day” or “days” are to calendar days. Text enclosed in parentheses has the same effect as text that is not enclosed in parentheses. The Exhibits and Disclosure Schedules referred to throughout this Agreement are hereby incorporated by reference into, and shall be deemed a part of, this Agreement.

13.18 Counterparts. This Agreement may be executed in one or more counterparts, including counterparts by facsimile each of which shall be deemed an original, but all of which together shall constitute a single agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

INITIAL MEMBERS:		PURCHASER:

ICF CONSULTING GROUP, INC.

/s/ Scott K. Walker		By:	/s/ Sudhakar Kesavan
Scott K. Walker		Name:	Sudhakar Kesavan
		Title:	Chairman and Chief Executive Officer

/s/ William F. Loving
William F. Loving

/s/ Thomas K. Luck
Thomas K. Luck, as Trustee of the John D. Whitlock 2010 Irrevocable Trust

Hot Technology Holdings, L.L.C., a Virginia limited liability company

By:	/s/ Karen Booth Adams
Its:	CEO